     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2000

                                                     REGISTRATION NO. 333--94853
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           SILICON LABORATORIES INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                 3674                                74-2793174
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)               Identification Number)

                                4635 BOSTON LANE
                                AUSTIN, TX 78735
                           TELEPHONE: (512) 416-8500
                           FACSIMILE: (512) 464-9404

(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                NAVDEEP S. SOOCH
               CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                                4635 BOSTON LANE
                                AUSTIN, TX 78735
                           TELEPHONE: (512) 416-8500
                           FACSIMILE: (512) 464-9404

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

            S. MICHAEL DUNN, P.C.                                      ALAN DEAN
              THOMAS R. NELSON                                   DAVIS POLK & WARDWELL
              PHILIP W. RUSSELL                                  450 LEXINGTON AVENUE
       BROBECK, PHLEGER & HARRISON LLP                         NEW YORK, NEW YORK 10017
       301 CONGRESS AVENUE, SUITE 1200                         TELEPHONE: (212) 450-4000
             AUSTIN, TEXAS 78701                               FACSIMILE: (212) 450-4800
          TELEPHONE: (512) 477-5495
          FACSIMILE: (512) 477-5813

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              REGISTERED                     REGISTERED              SHARE                PRICE          REGISTRATION FEE
Common Stock, $0.0001 par value.......      3,680,000(a)            $23.00             $84,640,000          $22,345(b)

(a) Includes 480,000 shares as to which the Registrant has granted the Underwriters an option to cover over-allotments.

(b) $26,400 was previously paid on January 18, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED MARCH 7, 2000


                                3,200,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                 --------------

SILICON LABORATORIES INC. IS OFFERING 2,720,000 SHARES OF ITS COMMON STOCK AND THE SELLING STOCKHOLDERS ARE SELLING 480,000 SHARES OF COMMON STOCK. SILICON LABORATORIES WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $21.00 AND $23.00 PER SHARE.

                              -------------------


OUR COMMON STOCK HAS BEEN APPROVED FOR TRADING AND QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SLAB."


                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                               -----------------

                              PRICE $     A SHARE

                              -------------------

                                                     UNDERWRITING      PROCEEDS TO       PROCEEDS TO
                                     PRICE TO       DISCOUNTS AND        SILICON           SELLING
                                      PUBLIC         COMMISSIONS       LABORATORIES      STOCKHOLDERS
                                 ----------------  ----------------  ----------------  ----------------
PER SHARE......................         $                 $                 $                 $
TOTAL..........................         $                 $                 $                 $

SILICON LABORATORIES INC. HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 480,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK
TO PURCHASERS ON                , 2000.
                              -------------------

                                                      MORGAN STANLEY DEAN WITTER
                                                                 LEHMAN BROTHERS
                                                            SALOMON SMITH BARNEY

            , 2000

    [The graphics background is a silicon chip wafer with the heading Silicon Laboratories and its logo. The phrase "Mixed-Signal Innovation for the Communications Industry" is under the logo and company name. The rest of the page consists of two columns, the left column titled "Silicon Laboratories Products" and the right column titled "Typical Applications". Under the Silicon Laboratories Products column, there are four graphics of the Company's chips. Under the Typical Applications column, there are four graphics of applications that the various chips are used in with text descriptions of each graphic consisting, from top to bottom, of "Personal Computer Modems and Fax Machines" and "Cellular Phones, Pagers, Wireless Data Communications, Personal Digital Assistants" and "Set-Top Boxes, Point of Sale Terminals, Automated Teller Machines, Security Systems" and "Telephone Switchboards, Voice Communications Over the Internet, Cable Telephony." In between the left and right columns is text describing the Company's products consisting, from top to bottom, of "Silicon DAA Products, Globally-Programmable Silicon Direct Access Arrangement Products--Provides electrical isolation between the wireline device and the telephone line to insure safety and to prevent harm to the telephone network from electrical surges" and "RF Synthesizer Products, Integrated Radio Frequency Synthesizers--Generates high frequency signals used in wireless communication devices to select a particular radio channel" and "ISOmodem-TM- Products, Low-Speed Embedded Modems--Functions as a miniaturized modem designed for quick network access for devices with limited data transmission requirements" and "ProSLIC Products-TM-, Integrated Subscriber Line Interface Circuits and Codec Integrated Circuits--Serves as the interface providing dial tone, busy tone, caller ID and ring signal functions at the source end of the telephone."]

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................      3
Risk Factors...........................      6
Special Note Regarding Forward-Looking
  Statements...........................     18
Use of Proceeds........................     19
Dividend Policy........................     19
Capitalization.........................     20
Dilution...............................     21
Selected Consolidated Financial
  Information..........................     22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     23

                                           PAGE
                                         --------
Business...............................     33
Management.............................     45
Certain Transactions...................     54
Principal and Selling Stockholders.....     55
Description of Capital Stock...........     57
Shares Eligible for Future Sale........     61
Underwriters...........................     63
Legal Matters..........................     65
Experts................................     65
Where You Can Find Additional
  Information About Silicon
  Laboratories.........................     65
Index to Consolidated Financial
  Statements...........................    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information that is different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until             , 2000, all dealers that buy, sell or trade shares,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER THE CAPTION "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                              SILICON LABORATORIES


    We design and develop proprietary, analog-intensive, mixed-signal integrated circuits, or ICs, for the rapidly growing communications industry. Mixed-signal ICs are electronic components that convert real-world analog signals, such as sound and radio waves, into digital signals that electronic products can process. Mixed-signal ICs are critical components of numerous communications products, including cellular telephones, cable and satellite set-top boxes, modems and fax machines. Our ICs can dramatically reduce the cost, size and system power requirements of these communications products. To develop our business rapidly, we initially focused our efforts on developing ICs for the personal computer modem market. We are now applying our mixed-signal and communications expertise to the development of innovative ICs for other communications markets with high growth potential, such as cellular telephones and network access applications. Our five largest customers in 1999 were Intel, Motorola, PC-Tel, SmartLink and 3Com. We have no long-term purchase commitments from any of our customers. In addition, PC-Tel is qualifying a second source for the ICs that we currently sell to it and we are currently in litigation with 3Com, which could result in decreased sales of our products to either or both of these customers. Sales to PC-Tel and 3Com represented over 70% of our total sales in fiscal 1999.


    Within the semiconductor industry, we are known as a "fabless" company, meaning that we do not fabricate the semiconductors that we design and develop, but instead rely on third parties to manufacture our products. We design our ICs to be manufactured using standard complementary metal oxide semiconductor, or CMOS, technology, which involves less cost and complexity in the manufacturing process than competing technologies. As a result, our ICs can be reliably manufactured at a reduced cost and in high volume at semiconductor foundries around the world.

    Demand for communications services has increased at a rapid rate in recent years due to a number of factors, including the growth of Internet usage, development of new communications technologies, availability of improved communications services at lower costs and remote access requirements for corporate networks. This demand has fueled tremendous growth in the number of wireline and wireless communications devices used to access these services.

    Digital communications devices typically require mixed-signal circuits to access the communications networks to which they are connected. In order to improve their competitive position, communications device manufacturers need advanced mixed-signal ICs to create smaller products with improved price/performance characteristics. Manufacturers of communications devices must rapidly introduce new and advanced products and must adapt to evolving industry standards and new technologies to remain competitive. Because analog-intensive, mixed-signal IC design expertise is difficult to find, these manufacturers increasingly are turning to third parties, such as Silicon Laboratories with its world-class design talent, to provide advanced mixed-signal ICs. This expertise is even more important when designing within the limitations of standard CMOS manufacturing processes rather than alternative semiconductor processes, which are typically more expensive and not as widely available.

    Our mixed-signal ICs provide our customers with the following benefits:

    - DRAMATICALLY IMPROVED SIZE AND PRICE/PERFORMANCE CHARACTERISTICS. By significantly reducing the number of discrete components used in communications devices, our ICs enable our customers to offer products with smaller sizes, lower costs, reduced power consumption and with increased performance and reliability.

    - REDUCED TIME REQUIRED TO BRING A PRODUCT TO MARKET. We design our mixed-signal ICs to be integrated with the products of multiple manufacturers and conduct extensive research and development to ensure that they conform to our customers' evolving technical standards. As a result, our customers are able to rapidly integrate our ICs into their designs and reduce the time it takes to begin marketing their products.

    - ATTRACTIVE NEW PRODUCT OPPORTUNITIES. Our space-saving and cost-efficient ICs allow our customers to create smaller and more cost-effective products for use in many evolving markets for communications devices.

                                  THE OFFERING

Common stock offered by:

  Silicon Laboratories.....................................  2,720,000 shares

  Selling stockholders.....................................  480,000 shares
    Total..................................................  3,200,000 shares
Common stock to be outstanding after this offering.........  46,578,118 shares

Use of proceeds............................................  For working capital and other general corporate purposes. See "Use of
                                                             Proceeds."

Proposed Nasdaq National Market symbol.....................  SLAB

                            ------------------------

    The number of shares of common stock to be outstanding after this offering is based on the pro forma number of shares outstanding as of January 1, 2000 and reflects the conversion of all shares of our outstanding convertible preferred stock into common stock. This information excludes:

    - 2,380,226 shares subject to outstanding options with a weighted average exercise price of $2.52 per share; and

    - 143,182 shares subject to outstanding warrants with a weighted average exercise price of $1.17 per share.

    In addition, the underwriters have a 30-day option to purchase up to 480,000 additional shares from us to cover over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise the over-allotment option. Unless we tell you otherwise, the information in this prospectus:

    - assumes that the underwriters will not exercise the over-allotment option;

    - reflects a 2-for-1 split of our common stock effected as of November 3, 1999; and

    - reflects the conversion of each share of our outstanding convertible preferred stock into two shares of common stock upon the closing of this offering.

    You should note that our fiscal year ends on the Saturday closest to December 31st. A reference to "fiscal 1997" is to our fiscal year ended January 3, 1998; a reference to "fiscal 1998" is to our fiscal year ended January 2, 1999; and a reference to "fiscal 1999" is to our fiscal year ended January 1, 2000.

                            ------------------------

    Our principal executive offices are located at 4635 Boston Lane, Austin, Texas 78735. Our telephone number is (512) 416-8500. Our Web site address is WWW.SILABS.COM. THE INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                      PERIOD FROM
                                                       INCEPTION
                                                   (AUGUST 19, 1996)             FISCAL YEAR
                                                        THROUGH         ------------------------------
                                                   DECEMBER 31, 1996      1997       1998       1999
                                                   ------------------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Sales............................................        $    --        $    --    $ 5,609    $46,911
Cost of goods sold...............................             --             --      2,371     15,770
                                                         -------        -------    -------    -------
Gross profit.....................................             --             --      3,238     31,141
Operating expenses...............................             20          1,991      6,690     16,480
                                                         -------        -------    -------    -------
Operating income (loss)..........................            (20)        (1,991)    (3,452)    14,661
                                                         -------        -------    -------    -------
Net income (loss)................................        $   (20)       $(1,835)   $(3,397)   $11,040
                                                         =======        =======    =======    =======
Basic net income (loss) per share................        $    --        $ (1.04)   $  (.37)   $   .73
Diluted net income (loss) per share..............        $    --        $ (1.04)   $  (.37)   $   .25
Shares used in calculating basic net income
  (loss) per share...............................             --          1,760      9,129     15,152
Shares used in calculating diluted net income
  (loss) per share...............................             --          1,760      9,129     43,657
Pro forma basic net income per share.............                                             $   .30
Pro forma diluted net income per share...........                                             $   .25
Shares used in calculating pro forma basic net
  income per share...............................                                              36,461
Shares used in calculating pro forma diluted net
  income (loss) per share........................                                              43,657

    The following table contains a summary of our balance sheet:

    - on an actual basis at January 1, 2000;

    - on a pro forma basis to reflect the conversion of all outstanding shares of convertible preferred stock into 13,842,174 shares of common stock; and

    - on a pro forma as adjusted basis to additionally reflect the sale of 2,720,000 shares of common stock by us in this offering at an assumed initial public offering price of $22.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                   AS OF JANUARY 1, 2000
                                                              --------------------------------
                                                                                     PRO FORMA
                                                                                        AS
                                                               ACTUAL    PRO FORMA   ADJUSTED
                                                              --------   ---------   ---------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $14,706     $14,706     $69,357
Working capital.............................................   14,281      14,281      68,933
Total assets................................................   41,958      41,958      96,609
Long-term obligations, net of current maturities............    6,223       6,223       6,223
Redeemable convertible preferred stock......................   12,750          --          --
Total stockholders' equity..................................    8,003      20,753      75,404

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR THE VAST MAJORITY OF OUR SALES, AND THE LOSS OF, OR A SIGNIFICANT REDUCTION IN ORDERS FROM, ANY KEY CUSTOMER COULD SIGNIFICANTLY REDUCE OUR SALES

    In fiscal 1999, our four largest customers, in the aggregate, accounted for approximately 92% of our sales. Of these customers, PC-Tel accounted for 62%, SmartLink for 12%, 3Com for 10% and Motorola for 8% of our fiscal 1999 sales. Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of customers, as well as the ability of these customers to sell products that use our integrated circuit, or IC, products. In the future, these customers may decide not to purchase our ICs at all, purchase fewer ICs than they did in the past or alter their purchasing patterns, particularly because:

    - we do not have any material long-term purchase arrangements or contracts with these or any of our other customers;

    - substantially all of our sales to date have been made on a purchase order basis, which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty; and

    - some of our customers have sought or are seeking relationships with current or potential competitors which may affect our customers' purchasing decisions.

    For example, PC-Tel recently announced that, while Silicon Laboratories is currently the sole supplier of the direct access arrangement, or DAA, IC used in PC-Tel's products, PC-Tel is in the process of qualifying a second source for its DAA IC requirements. We believe PC-Tel is seeking a second source in order to diversify its supplier base which would increase its negotiating leverage with us and protect its ability to secure DAA components. With minor modifications to PC-Tel's products, our competitors' DAA products could be incorporated in PC-Tel's products. We have a volume purchase agreement with PC-Tel, but the agreement does not require PC-Tel to purchase any minimum number of units from us during fiscal 2000. If PC-Tel qualifies a second source, we believe that this could have an adverse effect on the prices we are able to charge PC-Tel and the volume of DAA ICs that we sell to PC-Tel, which would negatively affect our sales and operating results.


    On January 12, 2000, we filed a lawsuit against Analog Devices and 3Com claiming that Analog Devices has infringed, and is continuing to infringe, our issued U.S. patent with respect to our DAA technology and that Analog Devices and 3Com have misappropriated our confidential information, know-how and trade secrets. On February 24, 2000, 3Com filed an answer denying it has misappropriated our confidential information, know how and trade secrets and, without specifying, asserted we have acted with unclean hands. Although 3Com, which is one of our key customers, may decide to cease purchasing direct access arrangement ICs from Analog Devices as a result of this suit, it is possible that 3Com may respond by ceasing its purchase of our DAA products. The loss of sales to 3Com could have a material adverse effect on our sales and operating results.


    The loss of any of our key customers, or a significant reduction in sales to any one of them, would significantly reduce our sales and adversely affect our business.

WE HAVE DEPENDED ON OUR DIRECT ACCESS ARRANGEMENT, OR DAA, FAMILY OF PRODUCTS FOR SUBSTANTIALLY ALL OF OUR SALES TO DATE, AND SIGNIFICANT REDUCTIONS IN ORDERS FOR DAA PRODUCTS WOULD SIGNIFICANTLY REDUCE OUR SALES

    Substantially all of our sales to date have been derived from sales of our DAA family of ICs. Until we are able to diversify our sales through the introduction of new products, we will continue to rely on sales of our DAA products. Reduced market acceptance of our DAA products or the introduction of products with superior price/performance characteristics by our competitors could significantly reduce our sales. In addition, substantially all of our DAA products that we have sold include technology related to our issued U.S. patent. If this patent is found to be invalid or unenforceable, our competitors could introduce competitive products that could reduce both the volume and price per unit of our sales.

WE DEPEND ON OUR CUSTOMERS TO SUPPORT OUR PRODUCTS


    Our DAA products are currently used by our customers to produce modems for the personal computer market. We rely on our customers to provide software and other technical support for the modems that use our DAA products. If our customers' software does not provide the required functionality or if our customers do not provide satisfactory support for their modem products, the demand for modems that incorporate our DAA products may diminish. Any reduction in the demand for modems would significantly reduce our sales.


IF WE ARE UNABLE TO DEVELOP NEW AND ENHANCED PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE IN A TIMELY MANNER, OUR OPERATING RESULTS AND COMPETITIVE POSITION COULD BE HARMED

    We currently sell only our DAA products in commercial quantities. Our future success will depend on our ability to reduce our dependence on our DAA products by developing new ICs and product enhancements that achieve market acceptance in a timely and cost-effective manner. The development of mixed-signal ICs is highly complex, and we occasionally have experienced delays in completing the development and introduction of new products and product enhancements. Successful product development and market acceptance of our products depend on a number of factors, including:

    - changing requirements of customers within the wireline and wireless communications markets;

    - accurate prediction of market requirements;

    - timely completion and introduction of new designs;

    - timely qualification and certification of our ICs for use in our customers' products;

    - commercial acceptance and volume production of the products into which our ICs will be incorporated;

    - availability of foundry and assembly capacity;

    - achievement of high manufacturing yields;

    - quality, price, performance, power use and size of our products;

    - availability, quality, price and performance of competing products and technologies;

    - our customer service and support capabilities and responsiveness;

    - successful development of our relationships with existing and potential customers; and

    - changes in technology, industry standards or end-user preferences.

    We cannot provide any assurance that new products which we recently have developed or may develop in the future will achieve market acceptance. We have recently introduced to market three new ICs:

    - an RF synthesizer, which is used to generate high frequency signals that are used in wireless communications systems to select a particular radio channel;

    - an ISOmodem, which is a miniaturized modem that can be embedded in electronic devices with low transmission requirements, such as credit card verification devices, to provide quick network access; and

    - a ProSLIC product, which provides dial tone, busy tone, caller ID and ring signal functions at the source end of the telephone.

We also are actively developing other ICs. If our recently introduced or other ICs fail to achieve market acceptance, our operating results and competitive position could be adversely affected.

DUE TO OUR LIMITED OPERATING HISTORY, WE MAY HAVE DIFFICULTY BOTH IN ACCURATELY PREDICTING OUR FUTURE SALES AND APPROPRIATELY BUDGETING FOR OUR EXPENSES

    We were incorporated in 1996 and did not begin generating sales until the second quarter of 1998. As a result, we have only a short history from which to predict future sales. This limited operating experience combined with the rapidly evolving nature of the markets in which we sell our products, as well as other factors which are beyond our control, reduce our ability to accurately forecast quarterly or annual sales. Additionally, because most of our expenses are fixed in the short term or incurred in advance of anticipated sales, we may not be able to decrease our expenses in a timely manner to offset any shortfall of sales. We are currently expanding our staffing and increasing our expense levels in anticipation of future sales growth. If our sales do not increase as anticipated, significant losses could result due to our higher expense levels.


WE RELY ON THIRD PARTIES TO MANUFACTURE AND ASSEMBLE OUR PRODUCTS AND THE FAILURE TO SUCCESSFULLY MANAGE OUR RELATIONSHIPS WITH OUR MANUFACTURERS AND ASSEMBLERS WOULD NEGATIVELY IMPACT OUR ABILITY TO SELL OUR PRODUCTS


    We do not have our own manufacturing facilities. Therefore, we must rely on third-party vendors to manufacture the ICs we design. We also currently rely on two third-party assembly contractors, Advanced Semiconductor Engineering and Amkor, to assemble and package the silicon chips extracted from the wafers for use in final products. Additionally, we rely on third-party vendors for a portion of the testing requirements of our products prior to shipping.

    There are significant risks associated with relying on these third-party contractors, including:

    - failure by us, our customers or their end customers to qualify a selected supplier;

    - capacity shortages during periods of high demand;

    - reduced control over delivery schedules and quality;

    - limited warranties on wafers or products supplied to us; and

    - potential increases in prices.


    We currently do not have long-term supply contracts with any of our third-party vendors, and therefore, they are not obligated to perform services or supply products to us for any specific period, or in any specific quantities, except as may be provided in a particular purchase order. Although we believe that other semiconductor foundries or assembly contractors can adequately address our needs, we expect that it would take approximately two to six months to transition performance of these services from our current providers to new providers. Such a transition may also require a qualification process by our customers or their end customers. We generally place orders for products with some of our suppliers approximately four months prior to the anticipated delivery date, with order volumes based on our forecasts of demand from our customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate foundry or assembly capacity from our third-party contractors to meet our customers' delivery requirements, or we may accumulate excess inventories. On occasion, we have been unable to adequately respond to unexpected increases in customer purchase orders, and therefore, were unable to benefit from this incremental demand. None of our third-party foundry or assembly contractors have provided assurances to us that adequate capacity will be available to us within the time required to meet additional demand for our products.

WE CURRENTLY ARE IN THE PROCESS OF QUALIFYING VANGUARD INTERNATIONAL SEMICONDUCTOR AS A SECOND MANUFACTURER OF OUR PRODUCTS, BUT IF FULL QUALIFICATION BY ALL OF OUR CUSTOMERS DOES NOT OCCUR, WE MAY NOT BE ABLE TO SELL ALL OF THE PRODUCTS THAT WE ARE CURRENTLY PAYING VANGUARD TO PRODUCE



    From our inception through fiscal 1999, all of the silicon wafers for the products that we have shipped were manufactured by Taiwan Semiconductor Manufacturing Co. To address capacity considerations, we are in the process of qualifying Vanguard International Semiconductor, an affiliate of Taiwan Semiconductor Manufacturing Co., as an additional semiconductor fabricator, but such qualification is not complete. Qualification would not occur if there is a defect in Vanguard's manufacturing process or if our customers do not elect to spend the time and expense necessary to put Vanguard through their qualification processes. In anticipation of successfully qualifying Vanguard, Vanguard is currently producing on our behalf a majority of our current work in progress. If Vanguard's full qualification does not occur, we may not be able to sell all of the materials produced by Vanguard and we might not be able to fulfill demand for our products, which would adversely affect our operating results. Additionally, the resulting write-off of unusable inventories would contribute to a decline in earnings.


THE SEMICONDUCTOR MANUFACTURING PROCESS IS HIGHLY COMPLEX AND, FROM TIME TO TIME, MANUFACTURING YIELDS MAY FALL BELOW OUR EXPECTATIONS WHICH COULD RESULT IN OUR INABILITY TO TIMELY SATISFY DEMAND FOR OUR PRODUCTS


    The manufacture of silicon wafers for our products is a highly complex and technologically demanding process. Although we work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries from time to time have experienced lower than anticipated manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundries could result in lower than anticipated manufacturing yields or unacceptable performance deficiencies. If our foundries fail to timely deliver fabricated silicon wafers of satisfactory quality, we will be unable to timely meet our customers' demand for our products, which would adversely affect our operating results and damage our customer relationships.


OUR CURRENT MANUFACTURERS AND ASSEMBLERS ARE CONCENTRATED IN THE SAME GEOGRAPHIC REGION WHICH INCREASES THE RISK THAT A NATURAL DISASTER, LABOR STRIKE, WAR OR POLITICAL UNREST COULD DISRUPT OUR OPERATIONS


    Our current semiconductor manufacturers are located in the same region within Taiwan and our assembly contractors are located in the Pacific Rim region. The risk of earthquakes in Taiwan and the Pacific Rim region is significant due to the proximity of major earthquake fault lines in the area. In September 1999, our current semiconductor manufacturers' principal facilities were affected by a significant earthquake in Taiwan. As a consequence of this earthquake, these manufacturers suffered power outages and disruption that impaired their production capacity. We have filed an insurance claim for $1.2 million under our contingent business interruption insurance policy for the business disruption that we sustained as a result of this earthquake. However, we do not know whether this claim will be paid in full or at all in order to compensate us for this disruption. Earthquakes, fire, flooding or other natural disasters in Taiwan or the Pacific Rim region, or political unrest, war, labor strikes or work stoppages in countries where our semiconductor manufacturers' and assemblers' facilities are located, likely would result in the disruption of our foundry or assembly capacity. Any disruption resulting from these events could cause significant delays in shipments of our products until we are able to shift our manufacturing or assembling from the affected contractor to another third-party vendor. There can be no assurance that such alternate capacity could be obtained on favorable terms, if at all.


WE ARE SUBJECT TO INCREASED INVENTORY RISKS AND COSTS BECAUSE WE BUILD OUR PRODUCTS BASED ON FORECASTS PROVIDED BY CUSTOMERS BEFORE RECEIVING PURCHASE ORDERS FOR THE PRODUCTS


    In order to assure availability of our products for some of our largest customers, we start the manufacturing of our products in advance of receiving purchase orders based on forecasts provided by these customers. However, these forecasts do not represent binding purchase commitments and we do not recognize sales for these products until they are shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated sales. Because demand for our products may not materialize, manufacturing based on forecasts subjects us to increased risks of high inventory carrying costs and increased obsolescence and may increase our operating costs.


WE MAY NOT BE ABLE TO MAINTAIN OUR EXISTING GROWTH RATE

    Although we have experienced sales and earnings growth in our recent quarterly and annual periods, we may not be able to sustain these growth rates. In particular, we may gain significant market share in a relatively short period of time following the introduction of a new product, resulting in sales growth. However, incremental gains in market share for these newly introduced products may not occur. Accordingly, you should not rely on the results of any prior quarterly or annual periods as an indication of our future operating performance.

WE MAY EXPERIENCE SIGNIFICANT PERIOD-TO-PERIOD QUARTERLY AND ANNUAL FLUCTUATIONS IN OUR SALES AND OPERATING RESULTS, WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE

    We may experience significant period-to-period fluctuations in our sales and operating results in the future due to a number of factors, and any such variations may cause our stock price to fluctuate. It is likely that in some future period our operating results will be below the expectations of public market analysts or investors. If this occurs, our stock price may drop, perhaps significantly.


    A number of factors, in addition to those cited in other risk factors applicable to our business, may contribute to fluctuations in our sales and operating results, including:


    - the timing and volume of orders from our customers;

    - the rate of acceptance of our products by our customers, including the acceptance of new products we may develop for integration in the products manufactured by such customers, which we refer to as "design wins";

    - the demand for and life cycles of the products incorporating our ICs;


    - the rate of adoption of mixed-signal ICs in the markets we target;


    - deferrals of customer orders in anticipation of new products or product enhancements from us or our competitors or other providers of ICs;


    - changes in product mix; and



    - the rate at which new markets emerge for products we are currently developing or for which our design expertise can be utilized to develop products for these new markets.



    For example, the personal computer modem market is characterized by rapid fluctuations in demand which results in corresponding fluctuations in the demand for our DAA products that are incorporated in personal computer modems. Additionally, the rate of technology acceptance by our customers results in fluctuating demand for our products as customers are reluctant to incorporate a new IC into their products until the new IC has achieved market acceptance. However, once a new IC achieves market acceptance, demand for the new IC quickly accelerates and demand quickly declines for the product that the new IC replaces.

WE ARE A RELATIVELY SMALL COMPANY WITH LIMITED RESOURCES COMPARED TO SOME OF OUR CURRENT AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND INCREASE MARKET SHARE

    Some of our current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. In addition, some of our current and potential competitors have already established supplier or joint development relationships with the decision makers at our current or potential customers. These competitors may be able to leverage their existing relationships to discourage their customers from purchasing products from us or persuade them to replace our products with their products. Our competitors may also offer bundled chipset kit arrangements offering a more complete product despite the technical merits or advantages of our products. These competitors may elect not to support our products which could complicate our sales efforts.

    In addition, our largest competitors may restructure their operations to create separate companies that are more focused on providing the types of products we produce. For example, Rockwell's restructuring led to the creation of Conexant which is a significant competitor. Increased competition could decrease our prices, reduce our sales, lower our margins or decrease our market share. These and other competitive pressures may prevent us from competing successfully against current or future competitors, and may materially harm our business.

WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO RETAIN OUR CURRENT PERSONNEL AND HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO DEVELOP AND SUCCESSFULLY MARKET OUR PRODUCTS COULD BE HARMED

    We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel. Specifically, due to the relatively early stage of our company's business, we believe that our future success is highly dependent on Navdeep Sooch, our co-founder, Chief Executive Officer and Chairman of the Board, Jeffrey Scott, our co-founder and Vice President of Engineering, and David Welland, our co-founder and Vice President of Technology. We do not have employment contracts with these or any other key personnel. There is currently a shortage of qualified personnel with significant experience in the design, development, manufacturing, marketing and sales of analog and mixed-signal communications ICs. In particular, there is a shortage of engineers who are familiar with the intricacies of the design and manufacturability of analog elements, and competition for such personnel is intense. Our key technical personnel represent a significant asset and serve as the source of our technological and product innovations. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth. The loss of any of our key employees or the inability to attract or retain qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and negatively impact our ability to sell, our products.

OUR RESEARCH AND DEVELOPMENT EFFORTS ARE FOCUSED ON A LIMITED NUMBER OF NEW TECHNOLOGIES AND PRODUCTS, AND ANY DELAY IN THE DEVELOPMENT, OR ABANDONMENT, OF THESE TECHNOLOGIES OR PRODUCTS BY INDUSTRY PARTICIPANTS, OR THEIR FAILURE TO ACHIEVE MARKET ACCEPTANCE, COULD COMPROMISE OUR COMPETITIVE POSITION

    Our ICs are used as components in communications devices in the wireline and wireless markets. As a result, we have devoted and expect to continue to devote a large amount of resources to develop products based on new and emerging technologies and standards that will be commercially introduced in the future. In fiscal 1999, our research and development expense was $8.3 million, which represented 17.7% of our sales. A number of large companies in the wireline and wireless communications industries are actively involved in the development of these new technologies and standards. Should any of these companies delay or abandon their efforts to develop commercially available products based on new technologies and standards, our research and development efforts with respect to these technologies and standards likely would have no appreciable value. In addition, if we do not correctly anticipate new technologies and standards, or if the products that we develop based on these new technologies and standards fail to achieve market acceptance, our competitors may be better able to address market demand than would we. Furthermore, if markets for these new technologies and standards develop later than we anticipate, or do not develop at all, demand for our products that are currently in development would suffer, resulting in lower sales of these products than we currently anticipate. We recently introduced a RF synthesizer product for use in cellular phones operating on the Global System for Mobile Communications, or GSM, standard. The RF synthesizer is also compatible with General Packet Radio Service, which is the emerging data communications protocol for GSM based cellular phones. We cannot be certain whether manufacturers of cellular phones using these standards will incorporate our RF synthesizer or that these standards will not change, thereby making our products unsuitable or impractical.

OUR PRODUCTS ARE COMPLEX AND MAY REQUIRE MODIFICATIONS TO RESOLVE UNDETECTED ERRORS WHICH COULD LEAD TO AN INCREASE IN OUR COSTS OR A REDUCTION IN OUR SALES

    Our products are complex and may contain errors when first introduced or as new versions are released. We rely primarily on our in-house testing personnel to design test operations and procedures to detect any errors prior to delivery of our products to our customers. Because our products are manufactured by third parties, should problems occur in the operation or performance of our ICs, we may experience delays in meeting key introduction dates or scheduled delivery dates to our customers. These errors also could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations and business reputation problems.

THE PERFORMANCE OF OUR DIRECT ACCESS ARRANGEMENT PRODUCTS MAY BE ADVERSELY AFFECTED BY SEVERE ENVIRONMENTAL CONDITIONS THAT MAY REQUIRE MODIFICATIONS, WHICH COULD LEAD TO AN INCREASE IN OUR COSTS OR A REDUCTION IN OUR SALES

    Although our direct access arrangement products are compliant with published specifications, these established specifications might not adequately address all conditions that must be satisfied in order to operate in harsh environments. This includes environments where there are wide variations in electrical quality, telephone line quality, static electricity and operating temperatures or that may be affected by lightning or improper handling by customers and end users. Our products have had a limited period of time in the field under operation, and these environmental factors may result in unanticipated returns of our products. Any necessary modifications could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations and business reputation problems.

A SUBSTANTIAL PORTION OF THE FINAL TESTING OF OUR PRODUCTS IS PERFORMED INTERNALLY BY US, WHICH INCREASES OUR FIXED COSTS

    In 1999, approximately 74% of our final product test operations were performed in-house. The balance of the final testing of our products is provided by our contract manufacturers or other third parties. While we believe performing this testing in-house provides us with advantages in terms of quality control and shortens the time required to bring a product to market, we may encounter difficulties and delays in maintaining or expanding our internal test capabilities. In addition, final testing of complex semiconductors requires substantial resources to acquire state-of-the-art testing equipment and hiring additional qualified personnel, which has increased our fixed costs. If demand for our products does not support the effective utilization of these employees and additional equipment, we may not realize any benefit from replacing our outside vendors with internal final testing. Any decrease in the demand for our products could result in the underutilization of our testing equipment and personnel. If our internal test operations are underused or mismanaged, we may incur significant costs that could adversely affect our operating results.

WE PLAN TO INCREASE OUR INTERNATIONAL SALES ACTIVITIES SIGNIFICANTLY, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS INCLUDING INCREASED LOGISTICAL COMPLEXITY, POLITICAL INSTABILITY AND CURRENCY FLUCTUATIONS

    We intend to open sales offices in international markets to expand our international sales activities in Europe and the Pacific Rim region. Our planned international sales growth will be limited if we are unable to hire additional personnel and develop relationships with international distributors. We may not be able to maintain or increase international market demand for our products. Our international operations are subject to a number of risks, including:

    - increased complexity and costs of managing international operations;

    - protectionist laws and business practices that favor local competition in some countries;

    - multiple, conflicting and changing laws, regulations and tax schemes;

    - longer sales cycles;

    - greater difficulty in accounts receivable collection and longer collection periods; and

    - political and economic instability.


    To date, all of our sales to international customers and purchases of components from international suppliers have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive for our international customers to purchase, thus rendering them less competitive.


OUR INABILITY TO MANAGE GROWTH COULD MATERIALLY AND ADVERSELY AFFECT OUR
BUSINESS

    During the past year, we have significantly increased the scope of our operations and expanded our workforce from 42 employees at January 2, 1999 to 148 employees at January 1, 2000. This growth has placed, and any future growth of our operations will continue to place, a significant strain on our management personnel, systems and resources. We anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We also expect that we will need to continue to expand, train, manage and motivate our workforce. All of these endeavors will require substantial management effort. If we are unable to effectively manage our expanding operations, our business could be materially and adversely affected.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH WOULD NEGATIVELY AFFECT OUR ABILITY TO COMPETE

    Our products rely on our proprietary technology, and we expect that future technological advances made by us will be critical to sustain market acceptance of our products. Therefore, we believe that the protection of our intellectual property rights is and will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We cannot be certain that patents will be issued as a result of our pending applications nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own.

SIGNIFICANT LITIGATION OVER INTELLECTUAL PROPERTY IN OUR INDUSTRY MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION WHICH COULD SERIOUSLY HARM OUR BUSINESS


    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. From time to time, we receive letters from various industry participants alleging infringement of patents or trade secrets. The exploratory nature of these inquiries has become relatively common in the semiconductor industry. We typically respond when appropriate and as advised by legal counsel. We may become involved in litigation to protect our intellectual property rights or to defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our proprietary rights. Legal proceedings initiated by us to protect our intellectual property rights could also result in counterclaims or countersuits against us. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert our management's time and attention. Any intellectual property litigation also could force us to take specific actions, including:


    - cease selling products that use the challenged intellectual property;

    - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

    - redesign those products that use infringing intellectual property.


    On January 12, 2000, we filed a lawsuit against Analog Devices and 3Com claiming that Analog Devices has infringed, and is continuing to infringe, our issued U.S. patent with respect to our DAA technology and that Analog Devices and 3Com have misappropriated our confidential information, know-how and trade secrets. On January 26, 2000, Analog Devices served an answer denying that it has misappropriated our confidential information, know-how and trade secrets and brought a counterclaim against us seeking a declaratory judgment that our issued U.S. patent is invalid and unenforceable and that Analog Devices has not infringed our issued U.S. patent. We filed a reply to Analog Devices' counterclaim asserting that our issued U.S. patent is valid and enforceable and that Analog Devices has infringed our issued U.S. patent. On February 24, 2000, 3Com served an answer denying it has misappropriated our confidential information, know-how and trade secrets and, without specifying, asserted we have acted with unclean hands. Our lawsuit will involve significant expense and divert our management's time and attention from other aspects of our business. The lawsuit may also damage our business relationship with 3Com which accounted for 10% of our sales in fiscal 1999 and 20% of our sales in fiscal 1998. Due to the inherent uncertainties of litigation, we cannot be certain of the outcome of this lawsuit.


ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION

    As part of our growth strategy, we may consider opportunities to acquire other businesses or technologies that would complement our current offerings, expand the breadth of our markets or enhance our technical capabilities. To date, we have not made any acquisitions and we are currently not subject to any agreement or letter of intent with respect to potential acquisitions. Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including:

    - problems integrating the acquired operations, technologies or products with our existing business and products;

    - diversion of management's time and attention from our core business;

    - difficulties in retaining business relationships with suppliers and customers of the acquired company;

    - risks associated with entering markets in which we lack prior experience; and

    - potential loss of key employees of the acquired company.

FAILURE TO EXPAND OUR DISTRIBUTION CHANNELS AND MANAGE OUR DISTRIBUTION RELATIONSHIPS COULD IMPEDE OUR FUTURE GROWTH

    The future growth of our business will depend in part on our ability to expand our existing relationships with distributors and sales representatives, develop additional channels for the distribution and sale of our products and manage these relationships. As part of our channel sales strategy, we intend to expand our relationships with distributors and sales representatives. As we develop our indirect sales capabilities, we will need to manage the potential conflicts that may arise with our direct sales efforts. The inability to successfully execute or manage a multi-channel sales strategy could impede our future growth.

RISKS RELATED TO OUR INDUSTRY

COMPETITION WITHIN THE NUMEROUS MARKETS WE TARGET MAY REDUCE SALES OF OUR PRODUCTS AND REDUCE MARKET SHARE


    The markets for semiconductors in general, and for mixed-signal ICs in particular, are intensely competitive. We expect that the market for our products will continually evolve and will be subject to rapid technological change. In addition, as we target and supply products to numerous markets and applications, including wireline, wireless and other communications markets, we face competition from a relatively large number of competitors. Across all of our product areas, we compete with Advanced Micro Devices, Analog Devices, Conexant, Delta Integration, Fujitsu, Infineon Technologies, Krypton Isolation, National Semiconductor, Philips and Texas Instruments, among others. We expect to face competition in the future from our current competitors, other manufacturers and designers of semiconductors, and innovative start-up semiconductor design companies. Some of our customers, such as Intel, Lucent and Motorola, are also large, established semiconductor suppliers. Our sales to and support of these customers may enable them to become a source of competition to us, despite our efforts to protect our intellectual property rights. As the markets for communications products grow, we also may face competition from traditional communications device companies. These companies may enter the mixed-signal semiconductor market by introducing their own ICs or by entering into strategic relationships with or acquiring other existing providers of semiconductor products.


THE AVERAGE SELLING PRICES OF OUR PRODUCTS COULD DECREASE RAPIDLY WHICH MAY NEGATIVELY IMPACT OUR GROSS MARGINS AND SALES

    We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. We have reduced the average unit price of our products in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors. We expect that we will have to do so again in the future. If we are unable to offset any such reductions in our average selling prices by increasing our sales volumes, our gross profits and sales will suffer. To maintain gross margins, we will need to develop and introduce new products and product enhancements on a timely basis and continually reduce our costs. Our failure to do so would cause our sales and gross margins to decline.

OUR CUSTOMERS REQUIRE OUR PRODUCTS TO UNDERGO A LENGTHY AND EXPENSIVE QUALIFICATION PROCESS WHICH DOES NOT ASSURE PRODUCT SALES


    Prior to purchasing our products, our customers require that our products undergo an extensive qualification process, which involves testing of the products in the customer's system as well as rigorous reliability testing. This qualification process may continue for six months or longer. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision to the IC, changes in its manufacturing process or the selection of a new supplier by us may require a new qualification process, which may result in delays and in us holding excess or obsolete inventory. After our products are qualified, it can take an additional six months or more before the customer commences volume production of components or devices that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing and management efforts, toward qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, such failure or delay would preclude or delay sales of such product to the customer, which may impede our growth and cause our business to suffer.


WE ARE SUBJECT TO THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY

    The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of such capacity to manufacture and assemble our ICs. None of our third-party foundry or assembly contractors have provided assurances that adequate capacity will be available to us.

OUR PRODUCTS MUST CONFORM TO INDUSTRY STANDARDS IN ORDER TO BE ACCEPTED BY END USERS IN OUR MARKETS

    Generally, our products comprise only a part of a communications device. All components of such devices must uniformly comply with industry standards in order to operate efficiently together. We depend on companies that provide other components of the devices to support prevailing industry standards. Many of these companies are significantly larger and more influential in effecting industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or end users. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected which would harm our business.

    Products for communications applications are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our products incompatible with products developed by other suppliers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins. We may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT OUR STOCKHOLDERS MAY NOT AGREE WITH AND IN WAYS THAT DO NOT INCREASE OUR PROFITS OR INCREASE OUR STOCK PRICE

    Our management will have considerable discretion in the application of the net proceeds received by us from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the proceeds of this offering. The net proceeds may be used for corporate purposes that do not increase our profitability or increase our stock price. Pending application of the net proceeds of this offering, such proceeds may be placed in investments that fail to produce income or that could lose value.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR COMPANY AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL


    Upon completion of this offering, our executive officers and directors, and their respective affiliates, will beneficially own, in the aggregate, approximately 74.3% of our outstanding common stock. As a result, these stockholders will be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.


PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT, DELAY OR IMPEDE A CHANGE IN CONTROL OF US AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

    Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. We also are subject to the anti-takeover laws of Delaware which may discourage, delay or prevent someone from acquiring or merging with us, which may adversely affect the market price of our common stock. Please see "Description of Capital Stock-Anti-Takeover Effects" for more information concerning these anti-takeover provisions.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE

    There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations among the underwriters, the selling stockholders and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including the following:

    - actual or anticipated fluctuations in our operating results;

    - changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

    - changes in market valuations of other technology companies, particularly those that design, manufacture and/or sell semiconductors;

    - announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - introduction of technologies or product enhancements that reduce the need for our products;

    - the loss of one or more key customers;

    - departures of key personnel; and

    - sales of our common stock in the future.

    The stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

OF OUR TOTAL OUTSTANDING SHARES AFTER THIS OFFERING, 43,378,118, OR 93%, WILL BE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL

    After this offering, we will have outstanding 46,578,118 shares of common stock, based on the number of shares outstanding at January 1, 2000. This includes the 2,720,000 shares we are selling, and the 480,000 shares the stockholders are selling, in this offering, all of which shares may be resold in the public market immediately. The remaining 43,378,118 shares will become available for resale in the public market as shown in the chart below:

                        % OF TOTAL SHARES
  NUMBER OF SHARES         OUTSTANDING         DATE OF AVAILABILITY FOR RESALE INTO THE PUBLIC MARKET
---------------------   -----------------   ------------------------------------------------------------
              0                  --         Immediately.

     12,954,470                27.8%        120 days after the date of this prospectus due to a release of 30% of the shares, and shares underlying the options,
                                            held by each stockholder from lock-up agreements with the
                                            underwriters, if the last reported sale price of our common stock is at least two times the initial public offering
                                            price per share for each of the 20 consecutive trading days preceding the 120th day after the date of this prospectus
                                            and other conditions are met.

     27,508,907                59.1%        181 days after the date of this prospectus upon the
                                            expiration of the lock-up agreements with the underwriters
                                            (plus any shares not already released from the lock-up
                                            agreements).

      2,914,741                 6.3%        At various times after 181 days following the date of this prospectus, subject to compliance with federal securities
                                            laws and upon the lapse of any applicable vesting
                                            restrictions.

    The underwriters can waive the restrictions of the lock-up agreements at an earlier time without prior notice or announcement and allow stockholders to sell their shares. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. For more detailed information, see "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS


    Assuming an initial public offering price of $22.00 per share, we will receive $54.7 million from our sale of 2,720,000 shares of common stock in this offering and the selling stockholders in this offering will receive
$9.8 million from their sale of 480,000 shares of common stock, net of estimated offering expenses of approximately $1 million payable by us and estimated underwriting discounts and commissions. We will not receive any portion of the net proceeds received by the selling stockholders from the sale of their shares. If the underwriters exercise their over-allotment option in full, we will receive an additional $9.8 million in net proceeds. See "Principal and Selling Stockholders."


    The principal purposes of this offering are to increase our equity capital, create a public market for our common stock, facilitate future access by us to public capital markets and provide us with increased visibility in our markets. We intend to use the net proceeds for this offering for working capital and other general corporate purposes, including capital expenditures and research and development. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our current or future business and product lines, we currently have no specific acquisitions planned. Our management will have significant flexibility in applying the net proceeds of this offering. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We currently expect to retain any future earnings to fund the operation and expansion of our business. In addition, our credit agreements with our bank lender prohibit us from paying cash dividends on our capital stock without the prior consent of the lender.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of January 1, 2000:

    - On an actual basis;

    - On a pro forma basis to reflect the conversion of all shares of our outstanding convertible preferred stock into 13,842,174 shares of common stock; and

    - On a pro forma as adjusted basis to additionally reflect our sale of 2,720,000 shares of common stock in this offering at an assumed initial public offering price of $22.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

    You should read the following table in conjunction with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operation" of this prospectus and our consolidated financial statements and the notes to those statements included at the end of this prospectus.

                                                                      AS OF JANUARY 1, 2000
                                                             ---------------------------------------
                                                                                         PRO FORMA
                                                              ACTUAL      PRO FORMA     AS ADJUSTED
                                                             ---------   ------------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Long-term obligations, net of current maturities...........     6,223        6,223          6,223
Redeemable convertible preferred stock:
  Series A convertible preferred stock, $0.0001 par value;
    5,391,267 shares designated, 5,345,449 shares issued
    and outstanding actual; none designated, issued and
    outstanding pro forma and pro forma as adjusted........     5,250           --             --
  Series B convertible preferred stock, $0.0001 par value;
    1,610,638 shares designated, 1,575,638 shares issued
    and outstanding actual; none designated, issued and
    outstanding pro forma and pro forma as adjusted........     7,500           --             --
Stockholders' equity:
    Common stock, $0.0001 par value, 52,000,000 shares
      authorized, 30,015,944 shares issued and outstanding,
      actual; 250,000,000 shares authorized, 43,858,118
      shares issued and outstanding, pro forma; 250,000,000
      shares authorized, 46,578,118 shares issued and
      outstanding, pro forma as adjusted...................         3            4              5
    Preferred stock, $0.0001 par value, 8,000,000 shares
      authorized, none issued and outstanding actual;
      8,000,000 shares authorized, none issued and
      outstanding, pro forma; and 10,000,000 shares
      authorized, none issued and outstanding pro forma as
      adjusted.............................................        --           --             --
    Additional paid-in capital.............................    19,014       31,763         86,413
    Notes receivable from stockholders.....................    (1,472)      (1,472)        (1,472)
    Deferred stock compensation............................   (15,330)     (15,330)       (15,330)
    Retained earnings......................................     5,788        5,788          5,788
                                                              -------      -------        -------
      Total stockholders' equity...........................     8,003       20,753         75,404
                                                              -------      -------        -------
        Total capitalization...............................   $26,976      $26,976        $81,627
                                                              =======      =======        =======

    The number of shares of common stock to be outstanding after this offering is based on the pro forma number of shares outstanding as of January 1, 2000. This information excludes:

    - 2,380,226 shares subject to outstanding options; and

    - 143,182 shares subject to outstanding warrants.

                                    DILUTION

    Our pro forma net tangible book value as of January 1, 2000 was approximately $20.8 million, or $.47 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by 43,858,118 shares of common stock outstanding on a pro forma basis as of January 1, 2000. These pro forma numbers reflect the conversion of all shares of our outstanding convertible preferred stock into common stock.

    Dilution in pro forma net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of 2,720,000 shares of common stock in this offering at an assumed initial public offering price of $22.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of January 1, 2000 would have been $75.4 million, or $1.62 per share. This amount represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.15 per share and an immediate dilution to new investors of $20.38 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $ 22.00
  Pro forma net tangible book value per share at January 1,
    2000....................................................  $   .47
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................     1.15
                                                              -------
Pro forma net tangible book value per share after this
  offering..................................................                1.62
                                                                         -------
Dilution per share to new investors.........................               20.38
                                                                         =======

    If the underwriters exercise their over-allotment option in full, our adjusted pro forma net tangible book value at January 1, 2000 would have been $85.2 million, or $1.81 per share, representing an immediate increase in pro forma net tangible book value to our existing stockholders of $1.34 per share and an immediate dilution to new investors of $20.19 per share.

    The following table summarizes, on a pro forma basis as of January 1, 2000, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering. These pro forma numbers reflect the conversion of all of our outstanding convertible preferred stock into common stock. The calculation below is based on an assumed initial public offering price of $22.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                                SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                              ---------------------   ----------------------   PRICE PER
                                                NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                                              ----------   --------   -----------   --------   ---------
Existing stockholders.......................  43,858,118     94.2%    $15,096,695     20.1%      $ .34
New investors...............................   2,720,000      5.8      59,840,000     79.9       22.00
                                              ----------    -----     -----------    -----
        Total...............................  46,578,118    100.0%    $74,936,695    100.0%
                                              ==========    =====     ===========    =====

    This discussion and table assume no exercise of any stock options or warrants outstanding as of January 1, 2000. As of January 1, 2000, there were options outstanding to purchase a total of 2,380,226 shares of common stock with a weighted average exercise price of $2.52 per share and warrants outstanding to purchase a total of 143,182 shares of common stock with a weighted average exercise price of $1.17 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 3,200,000 shares, or 6.8% of the total number of shares of common stock outstanding after this offering.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated balance sheet data as of fiscal year end 1998 and 1999 and the selected consolidated statement of operations data for fiscal 1997, 1998 and 1999 have been derived from audited consolidated financial statements included in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 and fiscal year end 1997 and the selected consolidated statement of operations data for the period from inception (August 19, 1996) to December 31, 1996 have been derived from audited consolidated financial statements not included in this prospectus. You should read this selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to those statements included in this prospectus.

                                                              PERIOD FROM
                                                               INCEPTION
                                                              (AUGUST 19,
                                                                 1996)
                                                                THROUGH               FISCAL YEAR
                                                              DECEMBER 31,   ------------------------------
                                                                  1996         1997       1998       1999
                                                              ------------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Sales.......................................................    $    --      $    --    $ 5,609    $46,911
Cost of goods sold..........................................         --           --      2,371     15,770
                                                                -------      -------    -------    -------
Gross profit................................................         --           --      3,238     31,141
Operating expenses:
  Research and development..................................         10        1,364      4,587      8,297
  Selling, general and administrative.......................         10          627      2,095      7,207
  Amortization of deferred stock compensation...............         --           --          8        976
                                                                -------      -------    -------    -------
    Total operating expenses................................        (20)       1,991      6,690     16,480
                                                                -------      -------    -------    -------
Operating income (loss).....................................        (20)      (1,991)    (3,452)    14,661
Interest income.............................................         --         (178)      (261)      (402)
Interest expense............................................         --           22        206        699
                                                                -------      -------    -------    -------
Income (loss) before tax expense............................        (20)      (1,835)    (3,397)    14,364
Income tax expense..........................................         --           --         --      3,324
                                                                -------      -------    -------    -------
Net income (loss)...........................................    $   (20)     $(1,835)   $(3,397)   $11,040
                                                                =======      =======    =======    =======
Basic net income (loss) per share...........................    $    --      $ (1.04)   $  (.37)   $   .73
Diluted net income (loss) per share.........................    $    --      $ (1.04)   $  (.37)   $   .25
Shares used in computing basic net income (loss) per
  share.....................................................         --        1,760      9,129     15,152
Shares used in computing diluted net income (loss) per
  share.....................................................         --        1,760      9,129     43,657
Pro forma basic net income (loss) per share.................                                       $   .30
Pro forma diluted net income per share......................                                       $   .25
Shares used in computing pro forma basic net income per
  share.....................................................                                        36,461
Shares used in computing pro forma diluted net income per
  share.....................................................                                        43,657

                                                                                 AS OF FISCAL YEAR END
                                                              DECEMBER 31,   ------------------------------
                                                                  1996         1997       1998       1999
                                                              ------------   --------   --------   --------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........    $   132      $ 3,778    $ 5,824    $14,706
  Working capital...........................................        (62)       2,045      5,209     14,281
  Total assets..............................................        181        6,023     14,014     41,958
  Long-term obligations, net of current maturities..........         --          747      2,153      6,223
  Redeemable convertible preferred stock....................         --        5,250     12,750     12,750
  Total stockholders' equity (deficit)......................        (19)      (1,776)    (5,149)     8,003

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY UNDER THE HEADING "RISK FACTORS." PLEASE ALSO SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS." OUR FISCAL YEAR-END FINANCIAL REPORTING PERIODS ARE A 52- OR 53- WEEK YEAR ENDING ON THE SATURDAY CLOSEST TO
DECEMBER 31ST. FISCAL 1997 HAD 53 WEEKS AND ENDED ON JANUARY 3, 1998. FISCAL 1998 HAD 52 WEEKS AND ENDED ON JANUARY 2, 1999. FISCAL 1999 HAD 52 WEEKS AND ENDED ON JANUARY 1, 2000. ALL OF THE QUARTERLY PERIODS REPORTED IN THIS PROSPECTUS HAD THIRTEEN WEEKS.

OVERVIEW

    We design and develop proprietary, analog-intensive, mixed-signal ICs for the rapidly growing communications industry. Our innovative ICs can dramatically reduce the cost, size and system power requirements of the products that our customers sell to their end-user customers. We currently offer ICs that can be incorporated into communications devices, such as modems and cellular phones, as well as cable and satellite set-top boxes, credit card verification machines, automated teller machines, network access equipment and remote gaming devices. Our five largest customers in fiscal 1999 were Intel, Motorola, PC-Tel, SmartLink and 3Com.

    Our company was founded in 1996. Our business has grown rapidly since our inception, as reflected by our employee headcount, which increased to 148 at the end of fiscal 1999, from 42 at the end of fiscal 1998 and 17 at the end of fiscal 1997. As a "fabless" semiconductor company, we rely on third-party semiconductor fabricators to manufacture the silicon wafers that reflect our IC designs. Each wafer contains numerous die, which are cut from the wafer to create a chip for an IC. We also rely on third-party assemblers to assemble and package these die prior to final product testing and shipping.

    Our company is organized into two principal divisions, the Wireline Products Division and the Wireless Products Division. Our Wireline Products Division commenced research and development for our first IC product, the direct access arrangement, or DAA, in October 1996. We introduced our DAA product in the first quarter of fiscal 1998, and first received acceptance of this product for inclusion in a customer's device, which we refer to as a "design win", in March 1998. The first commercial shipment of our DAA product was made in April 1998. In September 1998, we introduced an international version of our first DAA product. Based on the success of our DAA products, we became profitable in the fourth quarter of fiscal 1998 and have been profitable in each succeeding quarter through the quarter ended January 1, 2000. Substantially all of our sales to date have been derived from sales of our various DAA products and we expect to remain dependent on continued sales of DAA products for a majority of our sales until we are able to diversify sales with new products. In fiscal 1999, our Wireline Products Division introduced two additional ICs, a voice codec product, which encodes analog signals within the voice frequency range into digital signals and decodes digital voice signals back into analog signals, and our ISO modem product. In addition, our Wireless Products Division introduced our RF synthesizer product in fiscal 1999. In January 2000, our Wireline Products Division introduced our ProSLIC product. We will be less dependent on our DAA products for future sales to the extent that these products, or other products that we may introduce, are incorporated into devices sold by our customers. For a further description of our products, please see "Business--Products."

    Since our inception, a few customers have accounted for a substantial portion of our sales. During fiscal 1999, our three largest customers accounted for 84% of our sales, including 62% for PC-Tel, 12% for SmartLink and 10% for 3Com. In fiscal 1998, PC-Tel accounted for 78% and 3Com accounted for 20% of our sales. No other customer accounted for more than 10% of our sales in either of these years. To date, substantially all of our sales have been generated through our direct sales force. In fiscal 1998, we began to establish a network of independent sales representatives and distributors worldwide to support our sales and marketing activities. We anticipate that sales to these representatives and distributors will increase as a percentage of our sales in future periods. However, we expect to continue to experience significant customer concentration in direct sales to key customer accounts until we are able to diversify sales with new customers.

    The percentage of our sales to customers located outside of the United States was 7% in fiscal 1999 and insignificant in fiscal 1998. All of our sales to date have been denominated in U.S. dollars. We believe that a greater percentage of our sales will be made to customers outside of the United States as our products receive greater acceptance in international markets.

    The sales cycle for the test and evaluation of our ICs can range from 1 to 12 months or more. An additional 3 to 6 months or more may be required before a customer ships a significant volume of devices that incorporate our ICs. Due to this lengthy sales cycle, we may experience a significant delay between incurring expenses for research and development and selling, general and administrative efforts, and the generation of corresponding sales, if any. We intend to continue to increase our investment in research and development, selling, general and administrative functions and inventory as we expand our operations in the future. Consequently, if sales in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and our operating results for that quarter and, potentially, future quarters would be adversely affected.

    Our limited operating history and rapid growth makes it difficult for us to assess the impact of seasonal factors on our business. Because many of our ICs are designed for use in consumer products such as PCs and cellular telephones, we expect that the demand for our products will be subject to seasonal demand resulting in increased sales in the third and fourth quarters of each year when customers place orders to meet holiday demand. We expect to experience seasonal fluctuations in the demand for our products as customer demand increases in greater volume across our product offerings.

    The following describes the line items set forth in our consolidated statements of income:

    SALES. Sales consists of revenue generated principally by sales of our ICs. Generally, we recognize sales at the time of shipment to our customers. Sales are deferred on shipments to distributors until they are resold by such distributors. Our products typically carry a one-year warranty. Since our inception, product returns and warranty costs have been immaterial. Our sales are subject to variation from period to period due to the volume of shipments made within a period and the prices we charge for our products. The vast majority of our sales were conducted at prices that reflect a discount from the list prices for our products. These discounts are made for a variety of reasons, including to establish a relationship with a new customer, as an incentive for customers to purchase products in larger volumes or in response to competition. In addition, as a product matures, we expect that the average selling price for that product will decline. Therefore, our ability to increase sales in the future is dependent on increased demand for our established products and our ability to ship larger volumes of products in response to such demand, as well as customer acceptance of newly introduced products.

    COST OF GOODS SOLD. Cost of goods sold includes the cost of purchasing finished silicon wafers processed by independent foundries; costs associated with assembly, test and shipping of those products; costs of personnel and equipment associated with manufacturing support, logistics and quality assurance; an allocated portion of our occupancy costs; and allocable depreciation of testing equipment. Generally, we depreciate equipment over four years on a straight line basis. We also depreciate our leasehold improvements over the applicable lease term. Recently introduced products tend to have higher cost of goods sold per unit due to initially low production volumes required by our customers and higher costs associated with new package variations. Generally, as production volumes for a product increase, unit production costs tend to decrease as our semiconductor fabricators and assemblers achieve greater economies of scale for that product. Additionally, the cost of wafer procurement, which is a significant component of cost of goods sold, varies cyclically with overall demand for semiconductors. The semiconductor industry has recently experienced a period of high demand, resulting in higher wafer procurement costs.

    RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of compensation and related costs of employees engaged in research and development activities, as well as an allocated portion of our occupancy costs for such operations. We depreciate our research and development equipment over four years and amortize our purchased software from computer-aided design tool vendors over four years. Development activities include the creation of test methodologies to assure compliance with required specifications. We have granted stock options or directly issued stock to patent attorneys and outside technical consultants for services previously rendered. We recognize stock-based compensation expense for these non-employees based on the deemed fair value of the options or stock at the date of grant.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense consists primarily of personnel-related expenses, related allocable portion of our occupancy costs, sales commissions to independent sales representatives, professional fees, other promotional and marketing expenses and reserves for bad debt. Write-offs of bad debt have been insignificant to date. We awarded non-employee sales persons with stock in connection with a sales incentive program that ended on January 1, 2000. We recognize stock-based compensation expense based on the deemed fair value of the stock at the date of grant.


    AMORTIZATION OF DEFERRED STOCK COMPENSATION. In connection with the grant of stock options and direct issuances of stock to our employees, we recorded deferred stock compensation of approximately $16.3 million, representing, for accounting purposes, the difference between the deemed fair value of the common stock and the respective exercise prices at the date of grant in the case of stock options and the fair market value of the stock at the date of grant in the case of direct issuances of stock. The difference is amortized over the vesting period of the applicable option or share, generally five to eight years, resulting in amortization expense of $976,000 and $8,000 for fiscal 1999 and 1998, respectively. The amortization of deferred stock compensation is recorded as an operating expense.


    INTEREST INCOME. Interest income reflects interest earned on average cash and cash equivalents and investment balances.

    INTEREST EXPENSE. Interest expense consists of interest on our long-term debt and capital lease obligations.

    INCOME TAX EXPENSE. We accrue a provision for federal and state income tax at the applicable statutory rates.

RESULTS OF OPERATIONS

    The following table sets forth our statement of income data as a percentage of sales for fiscal 1998 and 1999. We have not presented percentage data for fiscal 1997 since we had no sales in fiscal 1997.

                                                                  FISCAL        FISCAL
                                                                   1998          1999
                                                                 --------      --------
Sales......................................................       100.0 %       100.0%
Cost of goods sold.........................................        42.3          33.6
                                                                  -----         -----
Gross profit...............................................        57.7          66.4
Operating expenses:
  Research and development.................................        81.8          17.7
  Selling, general and administrative......................        37.4          15.4
  Amortization of deferred stock compensation..............          .1           2.1
                                                                  -----         -----
    Total operating expenses...............................       119.3          35.2
                                                                  -----         -----
Operating income (loss)....................................       (61.5)         31.2
Interest income............................................         4.7            .9
Interest expense...........................................         3.7           1.5
                                                                  -----         -----
Income (loss) before tax expense...........................       (60.6)         30.6
Income tax expense.........................................          --           7.1
                                                                  -----         -----
Net income (loss)..........................................       (60.6)%        23.5%
                                                                  =====         =====


COMPARISON OF FISCAL 1999 TO FISCAL 1998


    SALES. Sales increased $41.3 million, or 736.4%, to $46.9 million in fiscal 1999 from $5.6 million in fiscal 1998. The increase was attributable to the strong acceptance of our DAA family of products, including our international DAA and MC-97 DAA products. This increase reflected an increase in the number of customers that purchased our IC products and an increase in the volume that those customers bought.

    GROSS PROFIT. Cost of goods sold increased $13.4 million, or 565.1%, to $15.8 million in fiscal 1999 from $2.4 million in fiscal 1998, and represented 33.6% of sales in fiscal 1999 and 42.3% of sales in fiscal 1998, respectively. Gross profit increased $27.9 million, or 861.7%, to $31.1 million in fiscal 1999 from $3.2 million in fiscal 1998. Gross margins improved to 66.4% in fiscal 1999 from 57.7% in fiscal 1998. The increase in gross profit was primarily due to the substantial increase in sales volume. The improvement in gross margin from fiscal 1998 to 1999 was due to volume discounts on wafer purchases that resulted from substantial increases in our production and attractive pricing conditions for silicon wafers due to the availability of capacity within the semiconductor manufacturing industry during the period. Our gross margins may decline due to the expected introduction of products competitive to our products and increased demand for silicon wafer capacity within the semiconductor industry generally. However, the impact of these factors on our gross margins may be offset by increased sales of newly introduced products, which we expect will have larger gross margins than products which have been in the market for longer periods of time and that face greater competition as a result.

    RESEARCH AND DEVELOPMENT.  Research and development expense increased
$3.7 million or 80.9%, to $8.3 million in fiscal 1999 from $4.6 million in fiscal 1998, and represented 17.7% of sales in fiscal 1999 and 81.8% of sales in fiscal 1998. The increased research and development expense was principally due to continued product development activities in the Wireline Division, as well as significant increases in product development activity in the Wireless Division. Both divisions increased spending to develop test methodologies for new products. The substantial decrease in research and development expense as a percentage of sales reflected our emergence from the development stage with modest fiscal 1998 sales compared to substantial sales growth in fiscal 1999. We expect that research and development expense will increase in absolute dollars in future periods as we develop new ICs, and may fluctuate as a percentage of sales due to significant changes in our sales volume and new product development initiatives. During fiscal 1999, we recorded approximately $196,000 of stock-based compensation expense in connection with grants of stock options and direct issuances to outside patent attorneys and technical consultants.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense increased $5.1 million or 244.0%, to $7.2 million in fiscal 1999 from $2.1 million in fiscal 1998, and represented 15.4% of sales in fiscal 1999 and 37.4% of sales in fiscal 1998. The increase in the dollar amount of selling, general and administrative expense was principally attributable to increased staffing. The decrease in selling, general and administrative expense as a percentage of sales was due to substantially higher sales levels in fiscal 1999. We expect that selling, general and administrative expense will increase in absolute dollars in future periods as we expand our sales channels, marketing efforts and administrative infrastructure. We also expect our legal expenses to increase as a result of the infringement lawsuit we filed against Analog Devices and 3Com in January 2000. This lawsuit may also cause our sales to 3Com to decline. In addition, we expect selling, general and administrative expenses to fluctuate as a percentage of sales because of (1) the likelihood that indirect distribution channels, which entail the payment of commissions, will account for a larger portion of our sales in future periods and, therefore, increase our selling, general and administrative expense relative to a direct sales force performing at satisfactory levels of productivity; (2) fluctuating usage of advertising to promote our products and, in particular, our newly introduced products; and (3) potential significant variability in our future sales volume. During fiscal 1999, we recorded approximately $70,000 of stock-based compensation expense for awards of stock to non-employee sales persons in connection with a sales incentive program that ended January 1, 2000.


    AMORTIZATION OF DEFERRED STOCK COMPENSATION. We have recorded deferred stock compensation for the difference between the exercise price of option grants, or the issuance price of direct issuances of stock, and the deemed fair value of our common stock at the time of such grants or issuances. We are amortizing this amount over the vesting periods of the applicable options or restricted stock, which resulted in amortization expense of $976,000 for fiscal 1999 and $8,000 for fiscal 1998. Our amortization expense increased in fiscal 1999 due to an increase in deferred stock compensation recorded in fiscal 1999 for options and restricted stock issued in fiscal 1999.


    INTEREST INCOME. Interest income was $402,000 in fiscal 1999 as compared to $261,000 in fiscal 1998. The increase in interest income was primarily due to higher cash balances invested in short-term investments.


    INTEREST EXPENSE. Interest expense was $699,000 in fiscal 1999 as compared to $206,000 in fiscal 1998. The increase in interest expense was primarily due to higher levels of debt and lease financing used to finance capital expenditures, particularly relating to the acquisition of IC testing equipment and leasehold improvements.


    INCOME TAX EXPENSE. Our effective tax rate was 23.1% for fiscal 1999. We had sufficient net operating loss tax carryforwards available from our development stage operations to offset any tax liability during fiscal 1998. For fiscal 1999, utilization of the remaining net operating loss carryforward and, to a lesser extent, full utilization of prior and current year research and development tax credits reduced our effective tax rates from full corporate rates. We expect to pay a full corporate income tax rate of approximately 38% during future periods.

COMPARISON OF FISCAL 1998 TO FISCAL 1997


    SALES. Sales were $5.6 million in fiscal 1998. We did not have any sales in fiscal 1997. Sales in fiscal 1998 were attributable to the introduction of our first DAA product in March 1998.

    GROSS PROFIT. Cost of goods sold was $2.4 million in fiscal 1998 and gross profit was $3.2 million in 1998. Gross margins were 57.7% in fiscal 1998.

    RESEARCH AND DEVELOPMENT.  Research and development expense increased
$3.2 million, or 236.3%, to $4.6 million in fiscal 1998 from $1.4 million in fiscal 1997, and represented 81.8% of sales in fiscal 1998. The increase in the dollar amount of research and development expense was primarily due to increased engineering staffing from 10 to 20 people, in addition to product development expenses related to the release of our first product.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense increased $1.5 million, or 234.1%, to $2.1 million in fiscal 1998 from $627,000 in fiscal 1997, and represented 37.4% of sales in fiscal 1998. The increase in the dollar amount of selling, general and administrative expense was principally attributable to increased staffing, moving and relocation expenses and provisions for bad debt reserves on initial product shipments.

    AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation expense was $8,000 in fiscal 1998. No deferred stock compensation expense was recorded in fiscal 1997.

    INTEREST INCOME. Interest income was $261,000 in fiscal 1998 as compared to $178,000 in fiscal 1997. The increase in interest income was primarily due to higher invested cash balances on average during the period.

    INTEREST EXPENSE. Interest expense was $206,000 in fiscal 1998, compared to $22,000 in fiscal 1997. The increase in interest expense was primarily due to higher levels of debt and lease financing related to the various financing lines. The proceeds of such lines were used to finance capital expenditures, consisting principally of acquisitions of IC testing equipment, computer-aided design software tools and leasehold improvements.

    INCOME TAX EXPENSE. We did not incur liabilities for income taxes in fiscal 1997 or fiscal 1998 due primarily to operating losses incurred in each of those years.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth our unaudited statement of operations data for each of the eight quarters in the period ended January 1, 2000, as well as such data expressed as a percentage of our sales for the quarters presented. This unaudited quarterly information has been prepared on the same basis as our audited financial statements and, in the opinion of our management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period. Because our sales during the first and second quarters of fiscal 1998 were immaterial, data regarding quarterly operations for such periods as a percentage of sales has been excluded from the table below.

                                                     FISCAL 1998                                 FISCAL 1999
                                      -----------------------------------------   -----------------------------------------
                                       FIRST      SECOND     THIRD      FOURTH     FIRST      SECOND     THIRD      FOURTH
                                      QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                      --------   --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS                                                             (IN THOUSANDS)
  DATA:
Sales..............................   $    --    $   161    $ 1,099     $4,349     $6,320     $7,543    $14,574    $18,474
Cost of goods sold.................        --        127        581      1,663      2,415      2,866      4,582      5,907
                                      -------    -------    -------     ------     ------     ------    -------    -------
Gross profit.......................        --         34        518      2,686      3,905      4,677      9,992     12,567
Operating expenses:
  Research and development.........       788      1,270      1,276      1,253      1,293      1,597      2,109      3,298
  Selling, general and
    administrative.................       286        490        551        768      1,132      1,500      2,105      2,470
  Amortization of deferred stock
    compensation...................        --         --          1          7         33        116        254        573
                                      -------    -------    -------     ------     ------     ------    -------    -------
    Total operating expenses.......     1,074      1,760      1,828      2,028      2,458      3,213      4,468      6,341
                                      -------    -------    -------     ------     ------     ------    -------    -------
Operating income (loss)............    (1,074)    (1,726)    (1,310)       658      1,447      1,464      5,524      6,226
Interest income....................       (41)       (52)       (93)       (75)       (63)       (75)       (98)      (166)
Interest expense...................        33         49         55         69        120        140        217        222
                                      -------    -------    -------     ------     ------     ------    -------    -------
Income (loss) before tax expense...    (1,066)    (1,723)    (1,272)       664      1,390      1,399      5,405      6,170
Income tax expense.................        --         --         --         --        322        323      1,251      1,428
                                      -------    -------    -------     ------     ------     ------    -------    -------
Net income (loss)..................   $(1,066)   $(1,723)   $(1,272)    $  664     $1,068     $1,076    $ 4,154    $ 4,742
                                      =======    =======    =======     ======     ======     ======    =======    =======

                                                            FISCAL 1998                      FISCAL 1999
                                                        -------------------   -----------------------------------------
                                                         THIRD      FOURTH     FIRST      SECOND     THIRD      FOURTH
                                                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
AS A PERCENTAGE OF SALES:                               --------   --------   --------   --------   --------   --------
Sales................................................     100.0%    100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold...................................      52.9      38.2       38.2       38.0       31.4       32.0
                                                         ------     -----      -----      -----      -----      -----
Gross profit.........................................      47.1      61.8       61.8       62.0       68.6       68.0
Operating expenses:
  Research and development...........................     116.1      28.8       20.5       21.2       14.5       17.9
  Selling, general and administrative................      50.1      17.7       17.9       19.9       14.5       13.4
  Amortization of deferred stock compensation........        .1        .1         .5        1.5        1.7        3.0
                                                         ------     -----      -----      -----      -----      -----
    Total operating expenses.........................     166.3      46.6       38.9       42.6       30.7       34.3
                                                         ------     -----      -----      -----      -----      -----
Operating income (loss)..............................    (119.2)     15.2       22.9       19.4       37.9       33.7
Interest income......................................       8.5       1.7        1.0        1.0         .7         .9
Interest expense.....................................       5.0       1.6        1.9        1.9        1.5        1.2
                                                         ------     -----      -----      -----      -----      -----
Income (loss) before tax expense.....................    (115.7)     15.3       22.0       18.5       37.1       33.4
Income tax expense...................................        --        --        5.1        4.2        8.6        7.7
                                                         ------     -----      -----      -----      -----      -----
Net income (loss)....................................    (115.7)%    15.3%      16.9%      14.3%      28.5%      25.7%
                                                         ======     =====      =====      =====      =====      =====

    Our quarterly results of operations have varied from quarter-to-quarter in the past and we expect them to vary from quarter-to-quarter in future periods. These changes are principally due to (1) the timing and volume of orders from our customers, (2) the timing of volume production of the products into which our ICs are incorporated and (3) the capacity and cost environment in the semiconductor industry applicable to our procurement of services from third-party foundries and assembly contractors. We have experienced declining average selling prices for our products while the costs of third-party foundries and assembly contractors have increased or decreased based on relative market demand for capacity in the semiconductor manufacturing industry.

    Beginning in the fourth quarter of fiscal 1998, and continuing through the first and second quarter of fiscal 1999, our sales have increased due to greater market acceptance of our DAA ICs. In the third quarter of fiscal 1999, our sales increased significantly due to an increase in demand for our international DAA product. Additionally, personal computer manufacturers began to adopt the Modem Codec 97, or MC-97, standard developed by Intel for connecting modem interface circuitry to microprocessors during this time frame. We experienced rapid sales increase in our MC-97 modem product during the third quarter of fiscal 1999 due to the adoption of this emerging standard. Such market technical standards rarely are introduced with any quarter-to-quarter regularity and can contribute to significant changes in operating results.

    Research and development expenses increased by $1.2 million, or 56.4%, to $3.3 million in the fourth quarter of fiscal 1999 from $2.1 million in the third quarter of fiscal 1999. This increase was principally due to new product development activity in the Wireless Division, and, to a lesser extent, continued product development in the Wireline Division. The number of employees involved in research and development increased from 41 employees at the end of the third quarter of fiscal 1999 to 62 employees at the end of the fourth quarter, representing a 51.2% increase in staffing. An active recruiting effort was underway during the quarter to increase staffing for new product development activities. This increase in research and development spending also increased as a percent of sales to 17.9% in the fourth quarter of fiscal 1999 from 14.5% of sales in the third quarter of fiscal 1999. We believe that this rapid increase in research and development staffing may not be sustainable in future quarterly periods due to the limited availability of qualified mixed-signal circuit design engineers and test development engineers.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal sources of liquidity as of January 1, 2000 consisted of $14.7 million in cash, cash equivalents and short-term investments, our bank credit facilities and equipment financing facilities with three institutional lenders.

    Our bank credit facilities include a revolving line of credit available for borrowings and letters of credit of up to the lesser of $3.0 million or 80% of eligible accounts receivable, a separate letter of credit facility for $454,000 related to a building lease, equipment loans which provided for initial equipment financing of up to $2.5 million and new loan facilities totaling
$4.0 million for new equipment, leasehold improvements and computer-aided design software. At January 1, 2000, a letter of credit for $500,000 related to a building lease was outstanding under the revolving line of credit, with no other amounts outstanding thereunder, and $1.5 million was outstanding under the equipment loans. At January 31, 2000, $6.5 million was available under our credit facilities.


    Borrowings under the revolving line of credit bear interest at the bank's prime rate, which was 8.5% at January 1, 2000, and are payable at annual renewal of the line. Borrowings under the equipment loan agreement bear interest at the bank's prime rate, and are payable through January 2002. The new $4.0 million loan facilities have no amount outstanding as of January 1, 2000. We intend to use these facilities for financing principally during the first quarter of fiscal 2000. All bank facilities are secured by our accounts receivable, inventories, capital equipment and all other unsecured assets (excluding intellectual property). The line of credit, the separate letter of credit facility and equipment loans contain provisions that prohibit the payment of cash dividends and require the maintenance of tangible net worth and compliance with financial ratios, which measure our immediate liquidity and our ongoing ability to pay back our outstanding obligations. Any default on one of the bank facilities will cause all of the bank facilities to be in default under these agreements. The bank has received warrants as consideration for providing portions of this financing.



    We also have entered into agreements with three institutional lenders for equipment financing. Under these agreements, we may borrow up to an aggregate of $8.5 million to purchase or lease equipment, leasehold improvements and software. At January 1, 2000, borrowings under these agreements were $8.2 million. This indebtedness bears effective interest rates (including end-of-term interest payments of $1.1 million) ranging from 12.5% to 14.6% per annum and is secured by a security interest in specific items, principally comprised of test equipment, and is repayable over approximately the next four years. See Note 4 of the notes to our consolidated financial statements.


    We have funded our operations to date primarily through sales of preferred stock which have resulted in gross aggregate proceeds to us of approximately $12.8 million, and debt financing under the credit and lease obligations described above and cash from operations. During fiscal 1999, cash provided by operating activities was $12.3 million reflecting the first year of profitable operations. This compares to cash used in operating activities of $4.5 million in fiscal 1998 and $219,000 in fiscal 1997 as our company incurred operating losses, primarily as a result of our product development activities.

    Capital expenditures were $9.9 million in fiscal 1999, $3.1 million in fiscal 1998 and $2.3 million in fiscal 1997. These expenditures were incurred to purchase semiconductor test equipment, design software and engineering tools, and other computer equipment and software to support our business expansion. In addition, we relocated our operations to a new facility in Austin, Texas in 1999 and incurred approximately $1.0 million in capital expenditures and leasehold improvement expenses in connection with the build-out of this new location. We anticipate further capital expenditures in fiscal 2000 of approximately
$14.0 million to fund test floor operations and expanded engineering product development activities.

    We believe the net proceeds of this offering, together with our existing cash balances, credit facilities and cash generated by our operations, will be sufficient to meet our capital requirements through at least the next
12 months, although we could be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including the rate of sales growth, market acceptance of our products, the timing and extent of research and development projects and the expansion of our sales and marketing activities. Although we are currently not a party to any agreement or letter of intent with respect to a potential acquisition or strategic arrangement, we may enter into acquisitions or strategic arrangements in the future which also could require us to seek additional equity or debt financing. There can be no assurances that additional equity or debt financing, if required, will be available to us on acceptable terms or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments.

    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 did not have a material impact on our financial statements.

    On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25 which has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect our future earnings.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure.

                                    BUSINESS


    We design and develop proprietary, analog-intensive, mixed-signal integrated circuits, or ICs, for the rapidly growing global communications industry. Mixed-signal ICs are electronic components that convert real-world analog signals, such as sound and radio waves, into digital signals that electronic products can process. Therefore, mixed-signal ICs are critical components of numerous communications products, including cellular phones, cable and satellite set-top boxes, modems and fax machines. To develop our business rapidly, we initially focused our efforts on developing ICs for the personal computer modem market. We are now applying our mixed-signal and communications expertise to the development of ICs for other high growth communications devices such as cellular telephones and network access applications. Our world-class, mixed-signal design engineers use standard complementary metal oxide semiconductor, or CMOS, technology to create innovative ICs that can dramatically reduce the cost, size and system power requirements of devices that our customers sell to their end-user customers. Our expertise in analog CMOS and mixed-signal IC design allows us to develop new and innovative products rapidly, which enables our customers to improve their time-to-market with end products that respond to consumer demand in the communications industry. Our five largest customers in fiscal 1999 were Intel, Motorola, PC-Tel, SmartLink and 3Com.


INDUSTRY BACKGROUND

    According to Dataquest, the overall worldwide analog and mixed-signal IC market, which includes as a subset the mixed-signal communications IC markets that we target, surpassed $21.2 billion in 1998 and is expected to grow to more than $39.1 billion by 2003. This growth is being driven in part by the demand for communications services, which has increased at a rapid rate in recent years due to a number of factors, including the growth of Internet usage, development of new communications technologies, availability of improved communications services at lower costs and remote access requirements for corporate networks. This demand has fueled tremendous growth in the number of wireless and wireline communications devices used to access these services. For example, in wireless markets, the demand for cellular phones and other wireless devices, such as pagers and personal digital assistants, has grown rapidly as digital wireless services have become increasingly popular and affordable. In wireline markets, demand has increased for communications capabilities in a wide range of products, including personal computers, cable set-top boxes, fax machines, credit card verification machines, automated teller machines and remote gaming systems.

    Digital communications devices typically require mixed-signal circuits that provide analog-to-digital functionality to access the communications networks to which they are connected. Traditional designs for communications devices have used mixed-signal circuits built with numerous discrete analog and digital components. While these traditional designs provide the required functionality, they can be inefficient and inadequate for use in markets where size, price and performance are increasingly important product differentiators. In order to improve their competitive position, communications device manufacturers need advanced mixed-signal ICs that reduce the number of discrete components and required board space to create smaller products with improved price/performance characteristics. Additionally, these manufacturers require programmable ICs that can be reconfigured to comply with numerous and constantly evolving international communications standards without altering the fundamental design of a product.

    Manufacturers of communications devices face accelerating time-to-market demands and must adapt to evolving industry standards and new technologies. Because analog-intensive, mixed-signal IC design expertise is difficult to find, these manufacturers increasingly are turning to third parties to provide advanced mixed-signal ICs. Designing the analog component of a mixed-signal IC involves great complexity and difficulty, because the performance of an analog IC depends on the creative analog expertise of engineers to maximize speed, power, amplitude and resolution within the constraints of standard manufacturing processes. The development of analog design expertise typically requires years of practical analog design experience under the guidance of a senior engineer, and engineers with the required level of skill and expertise are in short supply. Many third-party IC providers lack sufficient analog expertise to develop compelling mixed-signal ICs. As a result, manufacturers of communications devices are often faced with inadequate mixed-signal ICs and are challenged to find third-party providers that can supply them with mixed-signal ICs with greater functionality, smaller size and lower power requirements all at a reduced cost and time-to-market.

THE SILICON LABORATORIES SOLUTION

    Our engineers apply their expertise in analog and mixed-signal IC design to create analog-intensive, mixed-signal ICs that communications device manufacturers use in numerous leading-edge applications. We combine this analog and mixed-signal expertise with standard CMOS manufacturing process technology to develop innovative mixed-signal ICs for our customers. We are a fabless semiconductor company and rely on leading semiconductor foundries to produce our ICs, which allows us to focus our resources on enhancing and extending our core design capabilities.

    Our ICs provide our customers with the following benefits:


    DRAMATICALLY IMPROVED SIZE AND PRICE/PERFORMANCE CHARACTERISTICS. Our products are highly integrated, typically replacing existing alternatives that use multiple costly discrete components, and use standard CMOS manufacturing process technology, which typically is less expensive than other competing technologies. As a result, we can offer competitively priced products that allow our customers to reduce the number of discrete components used in their products while offering increased reliability, lower power consumption and smaller sizes. Additionally, some of our ICs can be programmed to accommodate emerging and differing global standards.


    REDUCED TIME REQUIRED TO BRING A PRODUCT TO MARKET. We enable our customers to rapidly meet the demand for their end-user communications devices by providing them with outsourced mixed-signal ICs that incorporate our industry-leading designs. Because we design our ICs to be integrated into the products of multiple manufacturers and we conduct extensive research and development to ensure that our products conform to evolving technical standards, our customers are able to rapidly integrate our products into their designs. By reducing the number of discrete components, our customers can also reduce the number of outside suppliers required for their products. As a result, our customers can reduce the time required to bring a communication device to market. Furthermore, our ICs are tested prior to customer delivery to ensure their compliance with applicable specifications of the Federal Communications Commission, or FCC, and international regulators, minimizing complications and delays for our customers throughout their internal testing process.

    ATTRACTIVE NEW PRODUCT OPPORTUNITIES. Our space-saving and cost-efficient ICs allow our customers to create smaller and more cost-effective products for use in numerous emerging communications markets. Our ICs provide enhanced communication capabilities at lower costs and with smaller form factors for numerous evolving applications, including cellular communications, Internet telephony and remote monitoring systems. For example, due to the dramatically reduced size and cost of our silicon DAA products, our customers are able to cost-effectively incorporate modems into multiple new applications such as remote gaming systems, smart vending machines and set-top boxes.

STRATEGY

    Our objective is to be a leading supplier of proprietary analog-intensive mixed-signal ICs for the communications industry. To achieve this goal, we are pursuing the following strategies:


    TARGET MULTIPLE HIGH-GROWTH COMMUNICATIONS MARKETS. We intend to continue to identify large and sustainable opportunities in emerging high-growth communications markets and develop mixed-signal ICs that address the needs of suppliers of communications devices in those markets. We strive to develop creative ICs that require complex analog design in order to address opportunities with high revenue and profit potential and relatively long life-cycles. Our core technological capabilities were initially focused on the PC modem market and we are currently applying these capabilities to expand into other high growth communications markets such as cellular phones, set-top boxes, central office lines, interactive gaming systems and personal digital assistants.



    LEVERAGE OUR EXISTING DESIGNS TO OFFER COMPELLING PRODUCTS. We consider our ability to leverage our proprietary IC designs a competitive advantage. Many of our designs are reusable in the development of new mixed-signal ICs. By leveraging these designs and our extensive experience, we are able to rapidly introduce new analog-intensive, mixed-signal ICs that are smaller in size and require less power in the final device than traditional products. We enable our customers to reduce production costs, board space and the number of processes required for the manufacture of their devices while improving yields, performance and reliability. For example, our silicon direct access arrangement product was introduced in 1998, and has already been modified for use in our ISOmodems and adapted for use with our voice codec products. We intend to continue to use our existing IC designs and methodologies as building blocks for new ICs to rapidly address new and emerging market opportunities.



    ATTRACT AND RETAIN TOP MIXED-SIGNAL TECHNICAL TALENT. We are committed to recruiting and retaining technical personnel who possess the expertise necessary to identify compelling market opportunities for highly innovative mixed-signal ICs, and to design, develop and market these ICs to capitalize on those opportunities. We believe we have assembled a world-class team of engineers with the exceptional analog design expertise required to provide our customers with products that offer superior price/performance characteristics. We believe our senior engineer expertise, combined with our focus on leading-edge technology and innovative solutions to complex problems, enhances our attractive and highly stimulating collaborative work environment. We believe this appealing work environment provides us with a competitive advantage in recruiting. We intend to continue to promote this attractive work environment and to offer competitive compensation to attract and retain the best mixed-signal IC technical talent available.


    CAPITALIZE ON STANDARD MANUFACTURING PROCESSES AND FABLESS SEMICONDUCTOR MODEL. High volume CMOS manufacturing process technology is widely available at semiconductor foundries around the world. We intend to continue to utilize standard CMOS manufacturing process technology to develop advanced mixed-signal ICs that can be reliably manufactured in volume and decrease the time-to-market of our new products at a significant cost advantage. Our fabless model allows us to focus our resources on the development of proprietary and innovative mixed-signal designs, while minimizing capital and operating infrastructure requirements.


    EXTEND TECHNOLOGICAL LEADERSHIP. We believe that we have established a reputation as a technological leader in the design and development of analog-intensive, mixed-signal ICs. We are actively extending our intellectual property position by aggressively investing in research and development and utilizing our mixed-signal expertise to create innovative ICs. We currently hold one U.S. patent, with 55 U.S. patent applications pending, and we continue to actively pursue the filing of additional patent applications to cover our intellectual property advancements. We intend to leverage our talent pool of engineers, and continue to invest significant resources in recruiting and developing expertise in mixed-signal IC design to extend our proprietary intellectual property portfolio.


    EXPAND GLOBAL SALES EFFORTS. We plan to aggressively pursue a global multi-channel distribution strategy. We believe there are significant international opportunities for both our wireline and wireless ICs and we intend to continue to expand our global marketing and distribution efforts to address the range of markets and applications for our innovative mixed-signal ICs. While substantially all of our sales in fiscal 1999 were made to customers based in the United States, we intend to increase our international sales through our international direct sales office and our network of independent sales representatives and distributors.

PRODUCTS

    We provide mixed-signal ICs for use in both wireline and wireless communications devices and applications. Our products integrate the numerous discrete components required by most existing mixed-signal circuits for communications devices into single chips or chipsets. By doing so, we are able to create products that:

    - require less board space;

    - can offer superior performance;

    - provide increased reliability;

    - reduce system power requirements; and

    - reduce costs.

WIRELINE PRODUCTS


    Many of our wireline products are designed for use in analog modems, which enable the transmission of digital data signals over wireline telephone networks and are used in the vast majority of Internet connections. Three fundamental components of the modem provide the requisite functionality: software algorithms; a direct access arrangement, or DAA; and an analog/digital converter, or codec. Complex software algorithms mitigate the impairments found in the telephone network, such as noise interference and echoes. Since telephone lines fundamentally transmit analog signals and computers use digital transmissions, modems require analog-to-digital and digital-to-analog converters, or coders/decoders, that are referred to as codecs. A modem transmits analog signals from a codec to the telephone line through a DAA. We offer a variety of modem products which include the DAA and codec functions and which are software programmable to meet international regulatory specifications.



    - DAA FUNCTIONS. Government regulation requires electrical isolation between the telephone line and the local electrical power system. Isolation is required for safety, sound quality, and to prevent harm to the telephone network from electrical surges. With the introduction of telecommunications deregulation, consumers were allowed to connect directly to the telephone network. However, they were required to use a device that met FCC part 68 specifications, which govern all electronic products sold in the United States intended for connection to the telephone network. Traditional DAA products met FCC requirements, but were designed inefficiently and contained a variety of discrete components. Our silicon DAA is the first to integrate the bulky transformer, relays, and opto-isolators traditionally found in a modem's isolation circuitry, and achieve FCC part 68 compliance. Our silicon DAA may be used with digital signal processors, or DSPs, currently used in traditional analog modems. We were able to design our product in CMOS, creating a silicon DAA with attractive process characteristics for our customers. Our DAA products are lower in cost, use substantially less board space than alternative products and are programmable to meet international standards.



    - CODEC FUNCTIONS. Traditionally, analog modems included specialized DSPs, which contained the modem's software algorithms. The DSP is typically the most expensive hardware component in traditional analog modems. In an effort to reduce costs and as a result of capabilities offered by more powerful microprocessors introduced during the mid-1990's, a new generation of modems, known as soft modems, has evolved. When soft modems are used, the main microprocessor in a personal computer runs the software algorithms required to operate a modem, thus eliminating the need for a DSP chip. The software modem's digital interface between the codec and the personal computer in a soft modem can take one of two forms. The first and most popular is the PCI interface standard. Soft modems using a PCI interface typically require an additional chip to make the digital codec interface compatible with a PCI interface. Alternatively, the MC-97, a new modem interface standard promoted by Intel, eliminates the need for this additional chip. With an MC-97 compliant codec, soft modem hardware can interface directly with a microprocessor, further reducing costs. Our DAA products, which include codecs, can be used with either the PCI or MC-97 interface standards.


    We also design innovative products for network access applications. In January 2000, we announced the ProSLIC, our first product targeting this market.


    - SUBSCRIBER LINE INTERFACE CIRCUIT, OR SLIC. Subscriber line interface circuits, or SLICs, provide the analog telephone interface on the source end of the telephone line. The primary functions of a SLIC are to ring and provide power and signaling (such as caller ID, dial tone and busy tone) to the telephone. Traditionally, SLICs have been produced with an expensive high voltage IC accompanied by a CMOS codec IC and requiring as many as five voltage sources. Our ProSLIC has been designed as one integrated CMOS chip, eliminating the need for a high voltage IC and requiring only two voltage sources. The result is a smaller, more reliable and less expensive product.


    The following table summarizes the ICs for the wireline market that we currently offer to customers:

  WIRELINE PRODUCTS
    (INTRODUCTION
        DATE)                           DESCRIPTION                              APPLICATIONS
Direct Access           Provides both the functionality of a DAA and  -  personal computer modems
Arrangement (DAA)       a codec. A DAA provides electrical isolation  -  fax machines
                        between a wireline device, such as a modem,   -  host modems
(First Quarter 1998)    and the telephone line to guard against       -  handheld organizers
                        power surges in the telephone line, while a   -  set-top boxes
                        codec provides analog-to-digital and
                        digital-to-analog conversion. Traditional
                        DAA products contain as many as 35 discrete
                        components to provide functionality
                        comparable to that which we provide in a
                        single chipset.
International DAA       Provides the same functionality as our DAA,   -  same as DAA
                        but is programmable for differing
(Third Quarter 1998)    international telephone standards, which
                        enables manufacturers to distribute their
                        products globally without costly
                        country-specific design modifications.
MC-97 International     Provides the same functionality as our        -  personal computer modems
DAA                     International DAA, but features a MC-97       -  embedded modems
                        (Modem Codec 97) interface.
(First Quarter 1999)
Voice Codec             Encodes analog signals within the voice       -  data/fax/voice modems
                        frequency range into digital signals and      -  speaker phones
(Second Quarter 1999)   decodes digital voice signals back into       -  fax machines
                        analog signals. When combined with the DAA    -  voice recognition systems
                        chipset, the Voice Codec permits voice        -  Web telephony products
                        communications to be digitized and carried    -  video conferencing systems
                        simultaneously with data traffic.

                                           WIRELINE PRODUCTS
                                             (INTRODUCTION
                                        DESCRIPTIONTE)                           APPLICATIONS
ISOmodem                The ISOmodem is a miniaturized modem that     -  credit card verification
                        uses our DAA technology and operates at a        systems
(Third Quarter 1999)    speed of up to 2400 bits per second. The      -  set-top boxes
                        ISOmodem is designed to provide quick         -  smart vending machines
                        network access for devices with limited data  -  pay-per-view systems transmission requirements. For such devices,  -  postage meters a low access transmission speed of 2400 bits  -  pay phones
                        per second is generally sufficient to         -  industrial power meters
                        sustain performance while also providing      -  security systems
                        more rapid connect times. The ISOmodem
                        contains a programmable line interface that
                        meets global telephone line requirements.
ProSLIC                 The ProSLIC provides the analog telephone     -  telephone switchboard systems
                        interface on the source end of the telephone  -  cable telephony
(1st Quarter            which provides dial tone, busy tone, caller   -  wireless local loop providing
2000)                   ID and ring signal. It is programmable to        remote access for a wireline
                        meet international telephone standards,          system
                        which enables manufacturers to distribute     -  voice over Internet protocol
                        their products globally without costly        -  digital broadband to analog
                        country-specific design modifications. Our       telephone adapters
                        ProSLIC product is currently designed for     -  voice over digital subscriber
                        short-haul applications.                         lines

WIRELESS PRODUCTS


    A variety of cellular communications standards are employed around the world. The most popular standard used today is the Global System for Mobile Communications, or GSM, standard, which was first deployed in Europe and is now available in several countries throughout the world. Manufacturers continue to introduce new cellular phone models that offer smaller form factors and longer battery life at lower costs. These market dynamics drive a need for new, highly-integrated electronics that reduce component count and consume less power. Our products are designed to serve this need.

    The following table summarizes the ICs for the wireless market that we currently offer to customers:


  WIRELESS PRODUCTS
    (INTRODUCTION
        DATE)                           DESCRIPTION                              APPLICATIONS
RF Synthesizer for      A frequency synthesizer generates high        -  wireless local area networking
General Application     frequency signals that are used in wireless   -  wireless modems
                        communications systems to select a            -  wireless meter readers
(Fourth Quarter 1998)   particular radio channel. Existing frequency  -  handheld point-of-sale
                        synthesizers contain discrete voltage            terminals
                        control modules and as many as 30 discrete
                        electronic components to provide
                        functionality comparable to what we provide
                        in a monolithic IC. Our general purpose
                        synthesizer can be programmed to address
                        multiple wireless communications
                        applications.
RF Synthesizer for GSM  Provides the same functionality as the RF     -  GSM cellular phones
                        Synthesizer for General Application but has   -  GPRS data communications
(Fourth Quarter 1999)   been optimized for cellular phones operating     devices
                        on the GSM standard. This synthesizer is
                        capable of providing dual-band synthesis to
                        use one or both of the separate radio bands
                        available to GSM phones. Additionally, this
                        synthesizer has very fast settling times,
                        allowing the phone to quickly lock to a
                        desired channel. This RF synthesizer is
                        compatible with General Packet Radio
                        Service, or GPRS standard, which is the data
                        communications protocol employed by the GSM
                        standard. GPRS brings wireless Internet
                        access to GSM users through data transfer
                        and signaling over GSM radio networks.


CUSTOMERS, SALES AND MARKETING

    We market our products to original equipment manufacturers and other providers of applications in both the wireline and wireless communications markets. The following is a list of customers that have purchased our products and incorporated them into products or devices offered to their customers:

Ambient                   Motorola                  3Com
Intel                     PC-Tel                    Topic
Lucent                    SmartLink                 Zyxel

    To date, we have sold substantially all of our ICs through our direct sales force. We maintain three sales offices in North America and conduct European direct sales through our United Kingdom subsidiary. Our direct sales force includes regional sales managers in the field and area business managers at our headquarters to further support customer communications. Many of these managers have engineering degrees. Our password-protected field sales organization Web site, which includes technical documentation, backlog information, order status, product availability and new product introduction information, supports communications with our field sales organization. Additionally, we provide direct communication to all field sales personnel as part of a structured sales communications program.

    We also utilize independent sales representatives and distributors to generate sales of our products. We have relationships with many independent sales representatives and distributors worldwide whom we have selected based on their understanding of the mixed-signal IC marketplace and their ability to provide effective field sales support for our products. To date, sales to these representatives and distributors have accounted for a small portion of our sales.

    Our marketing efforts are targeted at both identified industry leaders and emerging market participants. Marketing activities are supported by a focused communications effort that targets editorial coverage in leading trade and business publications. Our external Web site includes data sheets and supporting product information, press releases and a company overview. These activities, in conjunction with customer contacts, help prompt requests for evaluation boards and sample products, which are fulfilled through our corporate headquarters as an integrated part of our sales efforts.

    Due to the complex and innovative nature of our ICs, we employ experienced applications engineers who work closely with each customer to support the design-win process, and can significantly accelerate the customer's time required to bring a product to market. A design-win occurs when a customer has designed our ICs into its product architecture. A considerable amount of effort to assist the customer in incorporating our ICs into its products typically is required prior to any sale. In many cases, our innovative ICs require significantly different implementations than existing approaches and, therefore, successful implementations may require extensive communication with potential customers. The amount of time required to achieve a design-win can vary substantially depending on a customer's development cycle, which can be relatively short (such as three months) or very long (such as two years) based on a wide variety of customer factors. Due to this extensive design-win process, once a completed design architecture has been implemented and produced in high volumes, our customers are reluctant to significantly alter their designs. We believe this promotes relatively long product life cycles for our ICs and high barriers to entry for competitive products, even at lower price levels for such competing products. Finally, our close collaboration with our customers provides us with knowledge of derivative product ideas or completely new product line offerings that may not otherwise arise in other new product discussions.

RESEARCH AND DEVELOPMENT

    Through our research and development efforts, we apply our world-class analog and mixed-signal engineering talent and expertise to create new ICs that integrate functions typically performed inefficiently by multiple discrete components. This integration generally results in lower costs, smaller die sizes, lower power demands and enhanced price/performance characteristics. We attempt to reuse successful techniques for integration in new applications where similar benefits can be realized. Reliable and precise analog and mixed-signal ICs can only be developed by teams of engineers under the direction of senior engineers with significant analog experience who are familiar with the intricacies of designing these ICs for commercial volume production. The development of test methodologies is a critical activity in releasing a new product for commercial success. We believe that we have attracted some of the best engineers in our industry. As of January 1, 2000, we had 62 employees involved in research and development.

TECHNOLOGY

    Our product development process facilitates the design of highly innovative mixed-signal ICs . Our senior engineers start the product development process by forming an understanding of our customers' products and then design alternatives for decreasing power, size and cost requirements. Our engineers' deep knowledge of existing and emerging communications standards and performance requirements help us to assess the technical feasibility of a particular IC. We target areas where Silicon Laboratories can provide compelling product improvements. Once we have solved the primary challenges, our field engineers continue to work closely with our customers' design teams to maintain and develop an understanding of our customers' needs, allowing us to formulate derivative products and features.

    In providing mixed-signal ICs for our customers, we believe our key competitive advantages are: (1) analog CMOS design expertise; (2) digital signal processing design expertise; and (3) our broad understanding of communication systems technology and trends. To fully capitalize on these advantages, we have assembled a world-class development team with exceptional analog and mixed-signal design expertise led by accomplished senior engineers.

ANALOG CMOS DESIGN EXPERTISE


    We believe that our most significant core competency is our world-class analog design capability. Additionally, we strive to design all of our ICs in CMOS processes. There are several modern process technologies for manufacturing semiconductors including CMOS, Bipolar, BiCMOS, silicon germanium and gallium arsenide. While it is significantly more difficult to design analog ICs in CMOS, CMOS provides multiple benefits versus existing alternatives, including significantly reduced cost, reduced technology risk and greater worldwide foundry capacity. CMOS is the most commonly used process technology for manufacturing digital ICs and as a result is most likely to be used for the manufacturing of ICs with finer line geometries, which enable smaller and faster ICs. By designing our ICs in CMOS, we enable our products to benefit from this trend towards finer line geometries, which lowers the cost of the digital circuitry in our products.


    Designing analog ICs is significantly more complicated than designing digital ICs. While advanced software tools exist to help automate digital IC design, there are far fewer tools for advanced analog IC design. In many cases, our pioneering efforts in analog circuit design begin at the fundamental transistor level. We believe that we have a demonstrated ability to design the most difficult analog and RF circuits using standard CMOS technologies. For example, our DAA product family replaces expensive, discrete modem components, such as transformers, relays and opto-isolators, with highly integrated CMOS mixed-signal ICs. Similarly, expensive cellular phone components such as oscillators are replaced by our integrated CMOS frequency synthesizer products.

DIGITAL SIGNAL PROCESSING DESIGN EXPERTISE

    We consider the partitioning of a circuit's functionality to be a proprietary and creative design technique. Our digital signal processing design expertise maximizes the price/performance characteristics of both the analog and digital functions and allows our ICs to work in an optimized manner to accomplish particular tasks. Generally, we surround core analog circuitry with inexpensive digital CMOS transistors, which allows our ICs to perform the required analog functions with increased digital capabilities. For example, our ProSLIC product is designed to function more efficiently than traditional products for the source end of the telephone line which involve a two chip combination requiring more board space and numerous external components. The ProSLIC product is partitioned by combining a core analog design that provides analog-to-digital conversion and digital-to-analog conversion with optimized digital signal processing functions such as data compression, data expansion, filtering and tone generation. In this manner, we can isolate the higher voltage required to ring a telephone in low-cost, off-chip high voltage transistors, thereby enabling us to fulfill the remaining core functions with a single chip.

UNDERSTANDING OF COMMUNICATION SYSTEMS TECHNOLOGY AND TRENDS


    Our focused expertise in communications ICs is rooted in our founders' previous experience at AT&T Bell Labs working in CMOS design for communications applications. This expertise, which we consider a competitive advantage, is the foundation of our in-depth understanding of the technology and trends that impact communications systems and markets. Therefore, we believe we have a unique ability to predict product evolution and design compelling ICs for communications manufacturers. Our understanding of the role of analog/digital interfaces within communications systems and the key domestic and international telecommunications standards that must be supported are particular areas of expertise.


MANUFACTURING


    As a fabless IC manufacturer, we conduct IC design and development in our facilities in the United States and electronically transfer our proprietary IC designs to third-party semiconductor fabricators who process silicon wafers to produce the ICs that we design. Our IC designs use industry-standard complementary metal oxide semiconductor, or CMOS, manufacturing process technology to achieve a level of performance normally associated with more expensive special-purpose IC fabrication technology. We believe the use of CMOS technology facilitates the rapid production of our ICs within a lower cost framework. Our IC production employs submicron process geometries which are readily available from leading foundry suppliers worldwide, thus ensuring the availability of manufacturing capability over our products' life cycles. We currently rely solely on Taiwan Semiconductor Manufacturing Co. to manufacture all of our semiconductor wafers. We are in the process of qualifying Vanguard International Semiconductor, an affiliate of Taiwan Semiconductor Manufacturing Co., as an additional semiconductor fabricator and such qualification is not complete. In anticipation of successfully qualifying Vanguard, Vanguard is currently producing a majority of our current work in progress.


    Once the silicon wafers have been produced, they are shipped directly to our third-party assembly subcontractors. The assembled ICs are then forwarded for final testing, either at our facilities or through outsourced testing vendors, prior to shipping to our customers. We believe that our fabless manufacturing model significantly reduces our capital requirements and allows us to focus our resources on the design, development and marketing of our ICs.

COMPETITION

    The markets for semiconductors generally, and for analog and mixed-signal ICs in particular, are intensely competitive. We believe the principal competitive factors in our industry are:

-  level of integration;                   -  intellectual property;
-  product capabilities;                   -  customer support;
-  reliability;                            -  reputation; and
-  price;                                  -  ability to rapidly introduce new
                                              products
                                           to market.

    We believe that we are competitive with respect to these factors, particularly because our ICs typically are smaller in size, are highly integrated, achieve high performance specifications at lower price points than competitive products and are manufactured in standard CMOS which generally enables us to supply them on a relatively rapid basis to customers to meet their product introduction schedules. Our DAA product is an example of our competitive positioning. Traditional DAA isolation techniques rely on relays, optical isolators and transformers, transfer analog signals across the isolation barrier, and/or require numerous external components to achieve their functionality. Our silicon DAA reduces costs by eliminating the need for these bulky and/or numerous discrete components. Our DAA ICs also reduce board area and power consumption, while improving performance. However, disadvantages we face in our markets include our short operating history and the need for customers to redesign their products and modify their software to implement our ICs in their products.


    We anticipate that the market for our products will continually evolve and will be subject to rapid technological change. In addition, as we target and supply products to numerous wireline and wireless communications markets and applications, we face competition from a relatively large number of competitors. Across our product offerings, we compete with Advanced Micro Devices, Analog Devices, Conexant, Delta Integration, Fujitsu, Infineon Technologies, Krypton Isolation, National Semiconductor, Philips and Texas Instruments, among others. We expect to face competition in the future from our current competitors, other manufacturers and designers of semiconductors, and innovative start-up semiconductor design companies. In addition, our customers could develop products or technologies internally that would replace their need for our products and would become a source of competition. As the markets for communications products grow, we also may face competition from traditional communications device companies. These companies may enter the mixed-signal semiconductor market by introducing their own products, including components within their products that would eliminate the need for our ICs, or by entering into strategic relationships with or acquiring other existing IC providers.


    Many of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. Current and potential competitors have established or may establish financial and strategic relationships between themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share.

INTELLECTUAL PROPERTY


    Our future success depends in part upon our proprietary technology. We seek to protect our technology through a combination of patents, copyrights, trade secrets, trademarks and confidentiality procedures. As of January 1, 2000, we had been granted one United States patent in the IC field, which is entitled "Analog Isolation System With Digital Communication Across A Capacitive Barrier" and expires in 2017. The patent covers a silicon DAA chipset which provides a digital, low-cost interface to telephone lines. We also have filed 55 additional U.S. patent applications. There can be no assurance that patents will ever be issued for these applications. Furthermore, it is possible that any patents held by us may be invalidated, circumvented, challenged or licensed to others. In addition, there can be no assurance that such patents will provide us with competitive advantages or adequately safeguard our proprietary rights.



    In addition, we claim copyright protection for proprietary documentation used in our products. We register the visual image of each IC that we manufacture in commercial quantities with the United States Copyright Office. We have registered the "Silicon Laboratories" logo as a trademark in the United States. All other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We also attempt to protect our trade secrets and other proprietary information through agreements with our customers, suppliers, employees and consultants, and through other security measures. We intend to protect our rights vigorously, but there can be no assurance that our efforts will be successful. In addition, the laws of other countries in which our products are sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.


    While our ability to effectively compete depends in large part on our ability to protect our intellectual property, we believe that our technical expertise and ability to introduce new products in a timely manner will be an important factor in maintaining our competitive position.

    Many participants in the semiconductor and communications industries have a significant number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent and other intellectual property infringement. From time to time, third parties may assert infringement claims against us. We may not prevail in any such litigation or may not be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Litigation, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time. Any such litigation could materially adversely affect us. Other than industry standard licenses with our vendors, such as wafer fabrication tool libraries, computer-aided design applications and business software applications, we do not have material licenses.

EMPLOYEES

    As of January 1, 2000, we employed 148 people, including 34 in manufacturing, 62 in engineering development, 30 in marketing, 12 in sales and 10 in administration. Our success depends on the continued service of our key technical and senior management personnel and on our ability to continue to attract, retain and motivate highly skilled analog and mixed-signal engineers. The competition for such personnel is intense. We have never had a work stoppage and none of our employees are represented by a labor organization. We consider our employee relations to be good.

FACILITIES


    Our main executive, administrative and technical offices occupy approximately 37,800 square feet in Austin, Texas under a lease that expires in April 2006, with one five year renewal option. We have an additional lease commitment in Austin, Texas for supplemental office space for approximately 34,000 square feet which we began to occupy in February 2000. This lease's term is for 76 months after initial occupancy with one five year renewal option. We believe that these facilities are sufficient to meet our needs through December 2000. We also lease sales offices in Atlanta, Georgia and San Jose, California.

LEGAL PROCEEDINGS


    On January 12, 2000, we filed a lawsuit against Analog Devices and 3Com in the United States District Court for the Western District of Texas (Austin Division). The complaint asserts that Analog Devices has infringed, and is continuing to infringe, our U.S. Patent 5,870,046, entitled "Analog Isolation System With Digital Communication Across A Capacitive Barrier," by making, using, selling, offering to sell and/or importing silicon DAAs that embody or use inventions claimed by our patent. The complaint also asserts, among other things, that Analog Devices and 3Com have misappropriated our confidential information, know-how and trade secrets relating to our DAA technology, tortiously interfered with our business relations with our existing and prospective customers, and been unjustly enriched by this misappropriation. The suit seeks unspecified damages from Analog Devices, including damages for willful infringement of our patent, and an injunction prohibiting Analog Devices from infringing our patent. In addition, the suit seeks unspecified damages, including punitive damages and attorneys' fees arising, among other things, out of the misappropriation, tortious interference and unjust enrichment, and an injunction prohibiting Analog Devices and 3Com from designing, manufacturing, reproducing, using or selling any ICs, modems or other products the conception, design or development of which was based on our confidential information, know-how and trade secrets.



    On January 26, 2000, Analog Devices served an answer denying that it has misappropriated our confidential information, know-how and trade secrets and brought a counterclaim against us seeking a declaratory judgment that our issued U.S. patent is invalid and unenforceable and that Analog Devices has not infringed our issued U.S. patent. The counterclaim further alleges that we improperly failed to disclose a relevant pre-existing patent to the U.S. Patent and Trademark Office during the course of our patent application process, and that we therefore are unable to enforce our patent. We filed a reply to Analog Devices' counterclaim asserting that our issued U.S. patent is valid and enforceable and that Analog Devices has infringed our issued U.S. patent. We also denied that we improperly excluded any relevant information in the course of our patent application process.



    On February 24, 2000, 3Com served an answer denying it has misappropriated our confidential information, know-how and trade secrets and, without specifying, asserted we have acted with unclean hands. This litigation is in the early stages of discovery and no trial date has been set by the trial court.


    For a description of risks associated with this pending lawsuit, please see "Risk Factors--We depend on a limited number of customers for the vast majority of our sales, and the loss of, or a significant reduction in orders from, any key customer could significantly reduce our sales" and "--Significant litigation over intellectual property in our industry may cause us to become involved in costly and lengthy litigation which could seriously harm our business."

    We are not currently involved in any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 1, 2000.


NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Navdeep S. Sooch..........................     37      Chief Executive Officer and Chairman of
                                                       the Board
Jeffrey W. Scott..........................     38      Vice President of Engineering and Director
David R. Welland..........................     44      Vice President of Technology and Director
John W. McGovern..........................     44      Vice President and Chief Financial Officer
Bradley J. Fluke..........................     38      Vice President/General Manager Wireline
                                                         Products Division
Edmund G. Healy...........................     45      Vice President/General Manager Wireless
                                                         Products Division
Gary R. Gay...............................     49      Vice President of Sales
Jonathan D. Ivester.......................     44      Vice President of Operations
William P. Wood...........................     44      Director
H. Berry Cash.............................     61      Director
William G. Bock...........................     49      Director


    NAVDEEP S. SOOCH co-founded Silicon Laboratories in August 1996 and has served as our Chief Executive Officer and Chairman of the Board since its inception. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs, a communications company. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan and a M.S. in electrical engineering from Stanford University.

    JEFFREY W. SCOTT co-founded Silicon Laboratories in August 1996 and has served as our Vice President of Engineering and as a director since its inception. From October 1989 until founding Silicon Laboratories, Mr. Scott held various positions at Crystal Semiconductor/Cirrus Logic, including Vice President of Engineering (Computer Products), Design Manager and Design Engineer. From 1985 until 1989, Mr. Scott served as a Design Engineer with AT&T Bell Labs. Mr. Scott holds a B.S. in electrical engineering from Lehigh University and a M.S. in electrical engineering from the Massachusetts Institute of Technology.

    DAVID R. WELLAND co-founded Silicon Laboratories in August 1996 and has served as our Vice President of Technology and as a director since its inception. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

    JOHN W. MCGOVERN joined Silicon Laboratories in December 1996 as our Vice President and Chief Financial Officer. From February 1985 to September 1996, Mr. McGovern held various positions at Crystal Semiconductor/Cirrus Logic including Vice President of Finance and Division Controller. Mr. McGovern holds a B.B.A. in accounting from the University of Texas and is a licensed Certified Public Accountant.

    BRADLEY J. FLUKE has served as our Vice President and General Manager of our Wireline Products Division since January 1999 and as our Vice President of Marketing from April 1997 to December 1998. Previously, he served as the Director of Marketing of the Computer Products Division of Crystal Semiconductor/Cirrus Logic from June 1990 to April 1997. From 1984 to 1990,
Mr. Fluke held various
marketing positions in the Data Converter Group for Analog Devices, a designer and manufacturer of integrated circuits. Mr. Fluke holds a B.S. in electrical engineering from the Rochester Institute of Technology.

    EDMUND G. HEALY has served as Vice President and General Manager of our Wireless Products Division since June 1998. From September 1992 to June 1998, Mr. Healy worked as General Manager of the Magnetic Storage Division at Crystal Semiconductor/Cirrus Logic. Mr. Healy held various Senior Marketing and Product Planning positions for Zilog, a designer and manufacturer of application specific standard products, and GEC Plessey Semiconductor, from 1987 to 1992. From 1983 to 1987, Mr. Healy was an Assistant Professor of Electrical Engineering at the United States Military Academy after serving as an Infantry Officer from 1976 to 1981. Mr. Healy holds a B.S. in electrical engineering from the United States Military Academy, a M.S. in electrical engineering from Georgia Institute of Technology and a M.S. in management from Stanford University.

    GARY R. GAY joined Silicon Laboratories in October 1997 as our Vice President of Sales. Previously, Mr. Gay was with Crystal Semiconductor/Cirrus Logic from 1985 to September 1997 where he most recently served as Vice President of North American Sales. From 1979 to 1985, Mr. Gay was International Sales Manager and Asia Pacific Sales Manager with Burr-Brown Corporation, a designer and manufacturer of semiconductor components. Mr. Gay holds a B.S. in electrical engineering from the Rochester Institute of Technology.

    JONATHAN D. IVESTER joined Silicon Laboratories in September 1997 as Vice President of Manufacturing. From May 1984 to September 1997, Mr. Ivester was with Applied Materials and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering management positions.
Mr. Ivester was a scientist at Bechtel Corporation, an engineering and construction company, from 1980 to 1982 and at Abcor, Inc., an ultrafiltration company and subsidiary of Koch Industries, from 1978 to 1980. Mr. Ivester holds a B.S. in chemistry from the Massachusetts Institute of Technology and a M.B.A. from Stanford University.


    WILLIAM P. WOOD has served as a director of Silicon Laboratories since
March 1997. Since 1984, Mr. Wood has been a general partner, and for funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm located in Austin, Texas. Mr. Wood serves on the board of directors of Crossroads Systems, a provider of storage routers for storage area networks, and several private companies. Mr. Wood holds an A.B. in history from Brown University and a M.B.A. from Harvard University.



    H. BERRY CASH has served as a director of Silicon Laboratories since
June 1997. Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986. Mr. Cash currently serves on the board of directors of the following public companies: Ciena Corporation, a designer and manufacturer of multiplexing systems for fiber optic networks; i2 Technologies, a provider of marketplace services; Liberte Investors Inc., an investment company; and Panja, Inc., a provider of electronic information integration equipment. In addition, Mr. Cash is a director of several privately held companies. Mr. Cash holds a B.S. in electrical engineering from Texas A&M University and a M.B.A. from Western Michigan University.



    WILLIAM G. BOCK has served as a director of Silicon Laboratories since March 2000. Since February 1997, Mr. Bock has served as the President and Chief Executive Officer of Dazel Corporation, a developer of information delivery software solutions. Dazel became a wholly-owned subsidiary of the Hewlett-Packard Company in June 1999. From October 1994 to February 1997, Mr. Bock served as Chief Operating Officer at Tivoli Systems, a client server software company. Tivoli became a wholly-owned subsidiary of IBM in March 1996. Mr. Bock serves on the board of directors of all.com, a privately held company. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University.

CLASSIFIED BOARD OF DIRECTORS

    At the first annual meeting of stockholders following the closing of our initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, to serve staggered three-year terms:

    - Class I, whose term will expire at the annual meeting of stockholders to be held in 2002;

    - Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and

    - Class III, whose term will expire at the annual meeting of stockholders to be held in 2004.

    Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS


    Our board of directors established an audit committee in March 1999. The members of the audit committee are Messrs. Wood, Cash and Bock. The audit committee reports to the board of directors with regard to the selection of our independent auditors, the scope and methods of our annual audits, the fees to be paid to the independent auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls.



    Our board of directors established a compensation committee in December 1998. The members of the compensation committee are Messrs. Wood, Cash and Bock. The compensation committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees. In addition, the compensation committee has authority to administer our stock option and stock purchase plans. Prior to this offering, the entire board of directors administered our stock option plan.


DIRECTOR COMPENSATION

    Non-employee directors will receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan, and non-employee directors will be eligible to receive option grants under the discretionary option grant program of that plan. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Of the members of the compensation committee, Mr. Sooch has served as our Chief Executive Officer and Chairman of the Board since August 1996 and neither Mr. Wood, Mr. Cash nor Mr. Bock serves or has previously served as an officer or employee of Silicon Laboratories. For a description of investments in our company made by Mr. Wood and Mr. Cash, and their respective affiliates, see "Certain Transactions" below.


LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance.

EXECUTIVE COMPENSATION

    The following table provides the total compensation paid to our chief executive officer and our next four most highly-compensated executive officers in fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                         ANNUAL COMPENSATION           COMPENSATION
                                                  ----------------------------------   ------------
                                                                                        SECURITIES
                                                                        OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                        SALARY     BONUS     COMPENSATION     OPTIONS
---------------------------                       --------   --------   ------------   ------------
Navdeep S. Sooch................................  $170,000   $43,932        $175              --
  Chief Executive Officer and
  Chairman of the Board

Jeffrey W. Scott................................   140,000    29,000         148              --
  Vice President of Engineering

David R. Welland................................   140,000    29,000         148              --
  Vice President of Technology

Bradley J. Fluke................................   140,000    29,000         148          18,000
  Vice President/General Manager
  Wireline Products Division

Gary R. Gay.....................................   150,000    46,019         157          20,000
  Vice President of Sales

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning individual grants of stock options made during fiscal 1999 to each of our executive officers named in the Summary Compensation Table. The percentage of total options granted to our employees in the last fiscal year is based on options granted to purchase an aggregate of 2,484,200 shares of common stock during fiscal 1999. We have never granted any stock appreciation rights.

    The exercise prices represent our board's estimate of the fair market value of the common stock on the grant date. In establishing these prices, our board considered many factors, including our financial condition and operating results, transactions involving the issuances of shares of our preferred stock, the senior rights and preferences accorded issued shares of preferred stock, and the market for comparable stocks.

    We granted these options under our 1997 Stock Option/Stock Issuance Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee's services are terminated. Except as otherwise noted, these options are immediately exercisable, but we have the right to repurchase at the exercise price any shares that have not vested. If we are acquired in a stockholder-approved transaction by merger, consolidation or asset sale, the option shares will accelerate in full unless the option is assumed by the successor corporation and our repurchase rights with respect to the unvested option shares are assigned to such corporation. In the event that the option is so assumed by, and our repurchase rights with respect to unvested shares are assigned to, the successor corporation and, within 18 months following the acquisition, the optionee's position is reduced to a lesser position or the optionee's employment is involuntarily terminated, the option shares will accelerate and become fully vested.

    The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant.

The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises depend on the future performance of the trading price of our common stock. The amounts reflected in the table may not necessarily be achieved.

    The following table sets forth information concerning the individual grants of stock options to each of our named executive officers in fiscal 1999.

                          OPTION GRANTS IN FISCAL 1999

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                             OPTION TERM
                                --------------------------------------------------------   -----------------------
                                 NUMBER OF
                                 SECURITIES    PERCENT OF TOTAL
                                 UNDERLYING    OPTIONS GRANTED    EXERCISE
                                  OPTIONS      TO EMPLOYEES IN      PRICE     EXPIRATION
                                 GRANTED(1)      FISCAL 1999      PER SHARE      DATE         5%            10%
                                ------------   ----------------   ---------   ----------   --------       --------
Navdeep S. Sooch..............         --              --%          $ --             --    $    --        $    --
Jeffrey W. Scott..............         --              --             --             --         --             --
David R. Welland..............         --              --             --             --         --             --
Bradley J. Fluke..............     18,000            0.73           1.75        7/19/09     19,811         50,203
Gary R. Gay...................     20,000            0.81           1.75        7/19/09     22,012         55,781

------------------------

(1) These options are fully exercisable on the date of grant but if the employee leaves us before he has vested in his option shares, we have the right to repurchase, at the exercise price, any shares that have not vested. These options vest as to 20% on the first anniversary of the date of grant and vest as to the remaining 80% in equal monthly installments over the following 48 months.

FISCAL YEAR-END OPTION VALUES

    The following table provides information about stock options held as of January 1, 2000 by each of our executive officers named in the Summary Compensation Table. The value realized by Mr. Gay is based on the difference between the fair market value of the shares on the date of purchase, as determined by our board of directors, and the price paid for such shares. There was no public trading market for our common stock as of January 1, 2000. Accordingly, we have based the value of unexercised in-the-money options at January 1, 2000 on an assumed initial public offering price of $22.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

                           FISCAL 1999 OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                     SHARES                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                    ACQUIRED               OPTIONS AT JANUARY 1, 2000          JANUARY 1, 2000
                                       ON       VALUE     ----------------------------   ---------------------------
                                    EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                    --------   --------   -----------    -------------   -----------   -------------
Navdeep S. Sooch..................       --    $    --            --           --        $       --          --
Jeffrey W. Scott..................       --         --            --           --                --          --
David R. Welland..................       --         --            --           --                --          --
Bradley J. Fluke..................       --         --        60,000           --         1,278,000          --
Gary R. Gay.......................   52,000     59,000        28,000           --           581,000          --

2000 STOCK INCENTIVE PLAN


    The 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1997 Stock Option/Stock Issuance Plan. The 2000 Stock Incentive Plan became effective upon its adoption by the board of directors on January 5, 2000 and has been approved by the stockholders.


    We have reserved 5,389,498 shares of our common stock for issuance under the 2000 Stock Incentive Plan. This share reserve consists of the shares which were available for issuance under the predecessor plan on the effective date of the 2000 Stock Incentive Plan plus an additional increase of 2,000,000 shares. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 2% of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 1,000,000 shares. The share reserve will also increase by the number of shares repurchased by the Company, at the original exercise or issue price, pursuant to its repurchase rights under the predecessor plan but such increase will not exceed 3,357,204 shares. In no event may any one participant in the 2000 Stock Incentive Plan receive option grants or direct stock issuances for more than 1,000,000 shares in the aggregate per calendar year.

    Outstanding options under the predecessor plan will be incorporated into the 2000 Stock Incentive Plan upon the date of this offering, and no further option grants will be made under that plan. The incorporated options will continue to be governed by their existing terms, unless the compensation committee extends one or more features of the 2000 Stock Incentive Plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plan contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 2000 Stock Incentive Plan.

    The 2000 Stock Incentive Plan has four separate programs:

    - the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock;

    - the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services;

    - the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants; and

    - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

    The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance (which may be less than, equal to or greater than the fair market value of the shares), the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant program for the non-employee board members.

    The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option also may be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.


    In the event that the company is acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options and issue shares which will accelerate
(1) in the acquisition even if the options are assumed and repurchase rights assigned, (2) in connection with a hostile change in control (effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members), or (3) upon a termination of the individual's service following a change in control or hostile takeover.



    In the event of an acquisition of the company (by merger or asset sale), options currently outstanding under the 1997 plan will accelerate unless assumed by the successor corporation; and all assumed options will accelerate upon the optionee's involuntary termination (including a forced resignation) within 18 months following the acquisition. Such options are not by their terms subject to acceleration in connection with any other change in control or hostile takeover.


    Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from the company equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the predecessor plan.

    The compensation committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from predecessor plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each executive officer and each other highly compensated employee selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control of the company.

    Under the automatic option grant program, each individual who is serving as a non-employee member of our board of directors on the date the underwriting agreement for this offering is executed will receive an option for 30,000 shares of our common stock with an exercise price equal to the price at which shares are sold in this offering, provided such individual has not been in our prior employ. Each individual who first joins the board after the effective date of this offering as a non-employee board member will automatically be granted an option for 30,000 shares of our common stock at the time of his or her commencement of board service; provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting, beginning with the 2001 meeting, each individual who has served as a non-employee board member for at least six months and is to continue to do so will receive an option grant to purchase 5,000 shares of common stock. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable, subject to our right to repurchase any unvested shares, at the original exercise price, at the time of the board member's cessation of service. Each 30,000-share option grant will vest, and the repurchase right will lapse, in a series of four equal successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. Each 5,000-share option grant will vest, and the repurchase right will lapse, upon the optionee's completion of one year of board service measured from the grant date. However, each such outstanding option will immediately vest upon a change in control, a hostile take-over or the death or disability of the optionee while serving as a board member.

    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

    The board may amend of modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will terminate no later than January 4, 2010.

EMPLOYEE STOCK PURCHASE PLAN

    Our Employee Stock Purchase Plan was adopted by the board on January 5, 2000 and will be approved by the stockholders prior to the date of this offering. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow eligible employees to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 400,000 shares of our common stock will initially be issued under the plan. The share reserve will automatically increase on the first trading day of January each year beginning in January 2001, by 0.5% of the total shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 250,000 shares. In no event, however, may any participant purchase more than 200 shares, nor may all participants in the aggregate purchase more than 75,000 shares on any one semi-annual purchase date.

    The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 2002, and subsequent offering periods will be set by the compensation committee. Shares will be purchased for the participants semi-annually (the last business day of April and October each year) during the offering period. The first purchase date will occur on October 31, 2000. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

    Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

    A participant may contribute up to 15% of his or her base salary through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date. The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

    The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENTS OF EQUITY

    5% STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS. Since our inception in August 1996, we have raised capital primarily through the sale of our preferred stock, including the following sales to holders of more than 5% of our outstanding common stock, directors and executive officers:

    In March and June 1997, we sold shares of our Series A preferred stock at a price of $0.98214425 per share to the following:

    - 3,818,177 shares to funds affiliated with Austin Ventures

    - 254,545 shares to Silverton Partners

    - 254,545 shares to H. Berry Cash

    Concurrently with the closing of the financing, investment funds affiliated with Austin Ventures became a 5% stockholder. In addition, William P. Wood, a general partner of Silverton Partners and some investment funds affiliated with Austin Ventures, and a special limited partner of other funds associated with Austin Ventures, and H. Berry Cash became members of our board of directors.

    In June 1998, we sold shares of our Series B preferred stock at a price of $4.76 per share to the following.

    - 423,451 shares to funds affiliated with Austin Ventures

    - 28,230 shares to Silverton Partners

    - 21,009 shares to H. Berry Cash

    - 42,017 shares to Berry and Dianne Cash Grandchildrens' Trust

    - 52,522 shares to Jonathan D. Ivester, our Vice President of Manufacturing

    Although the number of shares of Series A and Series B preferred stock outstanding was not affected by the 2-for-1 split of our common stock, as a result of this stock split, each share of Series A and Series B preferred stock automatically adjusted and became convertible into two shares of our common stock.

OTHER TRANSACTIONS

    REGISTRATION RIGHTS. For more information on registration rights we have granted to our 5% stockholders and other stockholders, please see "Description of Capital Stock--Registration Rights."

    LOANS TO EXECUTIVE OFFICERS. In June 1998, we loaned $56,500 to Edmund G. Healy, our Vice President/General Manager Wireless Products Division, to allow him to purchase shares of our common stock. Mr. Healy delivered a full-recourse promissory note to us with respect to his loan and the promissory note is secured by the purchased shares and accrues interest at a rate of 5.69% per annum, compounded semi-annually. As of January 1, 2000, the outstanding indebtedness on such note was $61,406, which was the largest aggregate amount of indebtedness outstanding during fiscal 1999. This promissory note becomes due in June 2003.

    STOCK OPTIONS GRANTED TO DIRECTORS AND EXECUTIVE OFFICERS. For more information regarding the grant of stock options to directors and executive officers, please see "Management--Director Compensation" and "--Executive Compensation."

    INDEMNIFICATION AND INSURANCE. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information regarding the beneficial ownership of our common stock as of March 3, 2000, and as adjusted to reflect the sale of common stock offered by us and by selling stockholders in this offering, for:


    - each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors;

    - all of our executive officers and directors as a group; and

    - each selling stockholder.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of this offering. The percentage of beneficial ownership before the offering is based on 43,882,418 shares, consisting of 30,040,244 shares of common stock outstanding as of March 3, 2000, and 13,842,174 shares issuable upon the conversion of our outstanding convertible preferred stock. The percentage of beneficial ownership after the offering is based on 46,602,418 shares, including 2,720,000 shares sold by us in this offering.


    Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Silicon Laboratories Inc., 4635 Boston Lane, Austin, Texas 78735:


                                                SHARES BENEFICIALLY
                                                  OWNED PRIOR TO                   SHARES BENEFICIALLY
                                                     OFFERING           SHARES    OWNED AFTER OFFERING
                                               ---------------------    BEING     ---------------------
NAME OF BENEFICIAL OWNER                         NUMBER     PERCENT    OFFERED      NUMBER     PERCENT
------------------------                       ----------   --------   --------   ----------   --------
EXECUTIVE OFFICERS AND DIRECTORS:
  Navdeep S. Sooch(1)........................   9,013,028     20.5%    160,000     8,853,028     19.0%
  Jeffrey W. Scott...........................   5,766,664     13.1     160,000     5,606,664     12.0
  David R. Welland...........................   6,966,664     15.9     160,000     6,806,664     14.6
  Bradley J. Fluke(2)........................     446,000      1.0                   446,000      1.0
  Gary R. Gay(3).............................     280,000        *                   280,000        *
  William P. Wood(4).........................  10,697,780     24.4                10,697,780     23.0
  H. Berry Cash(5)...........................     903,106      2.1                   903,106      1.9
  William G. Bock............................          --       --                        --       --
OTHER 5% STOCKHOLDERS:
  Funds affiliated with Austin Ventures(6)...  10,083,204     23.0                10,083,204     21.6
  All directors and executive officers as a
    group (11 persons)(7)....................  35,280,692     80.0     480,000    34,800,692     74.3


------------------------

*   Represents beneficial ownership of less than one percent.


(1) Includes 300,000 shares held in trust for the benefit of Mr. Sooch's children and 250,000 shares held in a family limited partnership. Mr. Sooch disclaims beneficial ownership of the 300,000 shares held in trust for the benefit of his children and the 250,000 shares held in a family limited partnership.

(2) Includes 60,000 shares issuable upon exercise of stock options.

(3) Includes 28,000 shares issuable upon exercise of stock options.


(4) Includes 614,576 shares held by Silverton Partners and 10,083,204 shares held by funds affiliated with Austin Ventures. Mr. Wood is a general partner of Silverton Partners. Mr. Wood also is a general partner of AV
    Partners IV, L.P., Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. Mr. Wood is a special limited partner of AV Partners V, L.P., which is a general partner of Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P. Mr. Wood disclaims beneficial ownership of the shares held by funds affiliated with Austin Ventures, except to the extent of his pecuniary interest in shares arising from his partnership interests in these funds. Mr. Wood's address is c/o Austin Ventures, 114 West Seventh Street, Suite 1300, Austin, Texas 78701.


(5) Includes 99,346 shares held in trust for the benefit of Mr. Cash's grandchildren. Mr. Cash disclaims beneficial ownership of the 99,346 shares held in trust for the benefit of his grandchildren.

(6) Includes:

    -  1,095,324 shares held by Austin Ventures IV-A, L.P.

    -  2,297,978 shares held by Austin Ventures IV-B, L.P.

    -  6,371,334 shares held by Austin Ventures V, L.P.

    -  318,568 shares held by Austin Ventures V Affiliates Fund, L.P.

    These partnerships may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership, however, disclaims beneficial ownership of the others' shares. The address of the investment funds affiliated with Austin Ventures is 114 West Seventh Street, Suite 1300, Austin, Texas 78701.

(7) Includes 238,000 shares issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board of directors. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    As of January 1, 2000, there were 30,015,944 shares of common stock outstanding that were held of record by 116 stockholders. As of January 1, 2000, there were also 2,380,226 shares of common stock subject to outstanding options, all of which were immediately exercisable, and 143,182 shares subject to outstanding warrants. As of January 1, 2000, 11,910,298 shares of the outstanding common stock were unvested and subject to rights of repurchase which lapse according to a time-based vesting schedule. Of the shares unvested and subject to rights of repurchase, 7,467,000 shares will vest upon, and as a result of, the completion of this offering. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities of Silicon Laboratories. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

    As of January 1, 2000, there were 6,921,087 shares of preferred stock outstanding. Upon the closing of this offering, all outstanding shares of preferred stock will automatically convert into 13,842,174 shares of common stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. At present, we have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


    According to the terms of an investors' rights agreement among us, our preferred stockholders and Messrs. Sooch, Scott, Welland and McGovern, at any time after March 21, 2002, investors in our preferred stock holding an aggregate of at least two-thirds of the shares of common stock issued upon conversion of the preferred stock will be entitled to demand that we file a registration statement with respect to the registration of their shares under the Securities Act of 1933, provided that those investors request that such registration statement register the resale of at least half of the outstanding shares held by them. We are not required to effect more than two such registrations or more than one such registration during any 365 day period.


    In addition, the holders of up to 38,023,632 shares of common stock, including Messrs. Sooch, Scott, Welland, McGovern, Cash, Silverton Partners and entities affiliated with Austin Ventures and other stockholders and warrant holders, have piggyback registration rights with respect to the future registration of shares of our common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares in the registration.

    At any time after we become eligible to file a registration statement on Form S-3, holders of registration rights may require us to file up to three registration statements on Form S-3 under the Securities Act with respect to their shares of common stock.

    These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify the holders of registration rights for certain losses they may incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

ANTI-TAKEOVER EFFECTS

    Provisions of Delaware law, our certificate of incorporation, our bylaws and contracts to which we are a party, could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve an actual or threatened change of control of Silicon Laboratories. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Silicon Laboratories.

    DELAWARE ANTI-TAKEOVER STATUTE.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an "interested stockholder" being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

    In addition, provisions of our certificate of incorporation and bylaws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation provides that at the first annual meeting following the closing of our initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provisions of our certificate of incorporation and bylaws authorizing our board of directors to fill vacant directorships or increase the size of our board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDERS PROPOSALS AND DIRECTORS NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date in the current year that corresponds to the date we released the notice of annual meeting to stockholders in connection with the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received a reasonable time before we release the notice of annual meeting to stockholders. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.


    SUPERMAJORITY VOTE PROVISIONS. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation includes supermajority vote provisions that require the affirmative vote of the holders of at least two-thirds of the combined voting power of all then-outstanding shares of our voting capital stock in order to amend the provisions of our certificate of incorporation relating to the classified board of directors and the elimination of action by written consent of stockholders.


    INDEMNIFICATION. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and executive officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company and its address is 150 Royall Street, Canton, MA 02021.

NASDAQ NATIONAL MARKET LISTING


    Our common stock has been approved for trading and quotation on the Nasdaq National Market under the trading symbol "SLAB."

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, because we do not expect any shares will be available for sale for at least 120 days after the date of this prospectus as a result of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon the closing of this offering, we will have outstanding an aggregate of 46,578,118 shares of our common stock, based upon the number of shares outstanding at January 1, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants and no grant of additional options or warrants. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares will be eligible for sale in the public market as follows:

NUMBER OF SHARES                                                      DATE
----------------                            --------------------------------------------------------
            0.............................  Immediately.

    12,954,470............................  120 days after the date of this prospectus due to a release of 30% of the shares, and shares underlying
                                            options, held by each stockholder from lock-up
                                            agreements with the underwriters if the conditions
                                            described below under "--Lock-up Agreements"
                                            are satisfied.

    27,508,907............................  181 days after the date of this prospectus upon the expiration of the lock-up agreements with the
                                            underwriters (plus any shares not already released from
                                            the lock-up agreements).

     2,914,741............................  At various times after 181 days following the date of this prospectus, subject to compliance with securities
                                            laws and upon the lapse of any applicable vesting
                                            restrictions.


    LOCK-UP AGREEMENTS. All of our directors, officers, stockholders, option holders and warrant holders have signed lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus. However, if the last reported sale price of our common stock is at least two times the initial public offering price per share for each of the 20 trading days preceding the 120th day after the date of this prospectus, then 30% of the shares, and shares underlying options, held by each stockholder on the date of this prospectus shall be released from the 180 day restrictions. This early release shall occur: (a) on the 120th day after the date of this prospectus if we make a public release of our quarterly or annual results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 120th day after the date of this prospectus, or
(b) otherwise, on the second trading day after the first public release of our quarterly or annual results occurring on or after the 120th day after the date of this prospectus. Morgan Stanley & Co. Incorporated may, in its sole discretion, at any time and without prior notice or announcement, release all or any portion of shares subject to the lock-up agreements.


    RULE 144.  In general, under Rule 144 as currently in effect, beginning
90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of
(a) 1% of the number of shares of our common stock then outstanding, which will equal approximately 465,782 shares immediately after the offering, or (b) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

    RULE 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering.

    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.


    REGISTRATION RIGHTS. After this offering, investors who purchased our preferred stock and Messrs. Sooch, Scott, Welland and McGovern will be entitled to rights with respect to the registration of their shares of common stock under the Securities Act. See "Description of Capital Stock--Registration Rights." After any registration of these shares, such shares will be freely tradeable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.


    STOCK PLANS. As of January 1, 2000, options to purchase 2,380,226 shares of common stock were outstanding under our stock option and incentive plans. After this offering, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our stock incentive plan and our employee stock purchase plan. Based on the number of options outstanding and shares reserved for issuance under our stock incentive plan and our employee stock purchase plan, the Form S-8 registration statement would cover 5,789,498 shares. The Form S-8 registration statement will become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and the agreements with the underwriters referred to above, shares of common stock to be issued upon exercise of outstanding options granted pursuant to our stock incentive plan and shares of common stock issued pursuant to our employee stock purchase plan (to the extent that such shares are not held by affiliates) will be available for immediate resale in the public market.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have severally agreed to sell to them, the respective number of shares of our common stock indicated:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Lehman Brothers Inc.........................................
Salomon Smith Barney Inc....................................
                                                              ---------
  Total.....................................................  3,200,000
                                                              =========


    The underwriters are offering the shares subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the delivery of legal opinions by their counsel as well as other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any shares are taken. However, the underwriters are not required to take or pay for the shares covered by the over-allotment option described below.



    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to securities dealers at a price that
represents a concession not in excess of $         a share under the public
offering price. Any underwriter may allow, and such dealers may reallow, a
concession not in excess of $         a share to other underwriters or to other
securities dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters. Morgan Stanley Dean Witter
Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, may act as a selected dealer in connection with the offering to facilitate Internet distribution.



    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 480,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent such option is exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option
is exercised in full, the total price to public would be $         , the total
underwriters' discounts and commissions would be $         and the total
proceeds to us would be $         before deducting estimated offering expenses
of $         .



    Silicon Laboratories and our directors, officers and other stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, each of us will not, directly or indirectly:


    - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

If the last reported sale price of our common stock on the Nasdaq National Market is at least twice the initial public offering per share for the 20 consecutive trading days ending on the last trading day preceding the 120th day after the date of this prospectus, 30% of the shares of our common stock subject to the 180-day restriction described above will be released from these restrictions. This early release shall occur: (a) on the 120th day after the date of this prospectus if we make a public release of our quarterly or annual results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 120th day after the date of this prospectus, or (b) otherwise, on the second trading day after the first public release of our quarterly or annual results occurring on or after the 120th day after the date of this prospectus.

    The restrictions described in the previous paragraph do not apply to:

    - The sale of shares to the underwriters;

    - The issuance by Silicon Laboratories of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

    - Transactions by any person other than Silicon Laboratories relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock.

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.


    Our common stock has been approved for trading and quotation on the Nasdaq National Market under the symbol "SLAB."


    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.


    We and the selling stockholders and the underwriters have agreed to indemnify each other against liabilities arising out of misstatements and omissions in the prospectus, including liabilities under the Securities Act.


DIRECTED SHARE PROGRAM

    At our request, the underwriters have reserved up to 320,000 shares of common stock to be sold in this offering, at the public offering price, to our customers, vendors, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals and entities purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the shares of common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters. Among the factors to be considered in determining the public offering price are our record of operations, our current financial position and future prospects, the industry in general, the experience of our management, our sales, earnings and other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering range listed on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas. Other legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at January 2, 1999 and January 1, 2000, and for each of the three years in the period ending January 1, 2000, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT SILICON LABORATORIES

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form S-1.

    You may read and copy any contract, agreement or other document that we have filed as an exhibit to our registration statement or any other portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, HTTP://WWW.SEC.GOV.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

    You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

                           SILICON LABORATORIES INC.

                              FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2

Consolidated Balance Sheets as of January 2, 1999 and
  January 1, 2000...........................................  F-3

Consolidated Statements of Operations for the three years
  ended January 1, 2000.....................................  F-4

Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for the three years ended January 1, 2000.......  F-5

Consolidated Statements of Cash Flows for the three years
  ended January 1, 2000.....................................  F-6

Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Silicon Laboratories Inc.

    We have audited the accompanying consolidated balance sheets of Silicon Laboratories Inc. as of January 2, 1999 and January 1, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Silicon Laboratories Inc. at January 2, 1999 and January 1, 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 1, 2000, in conformity with accounting principles generally accepted in the United States.

                                                 [/S/ ERNST & YOUNG LLP]

Austin, Texas
January 11, 2000

                           SILICON LABORATORIES INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          UNAUDITED
                                                                                          PRO FORMA
                                                                                          REDEEMABLE
                                                                                         CONVERTIBLE
                                                                                       PREFERRED STOCK
                                                                                             AND
                                                                                        STOCKHOLDERS'
                                                             JANUARY 2,   JANUARY 1,      EQUITY AT
                                                                1999         2000      JANUARY 1, 2000
                                                             ----------   ----------   ----------------
                                                ASSETS
Current assets:
  Cash and cash equivalents................................    $ 2,867      $ 8,197
  Short-term investments...................................      2,957        6,509
  Accounts receivable, net of allowance for doubtful
    accounts of $56 and $569 at January 2, 1999 and
    January 1, 2000, respectively..........................      2,875       10,322
  Inventories..............................................        635        2,837
  Deferred income taxes....................................         --          963
  Prepaid expenses and other...............................        135          435
                                                               -------      -------        --------
Total current assets.......................................      9,469       29,263
Property, equipment and software, net......................      4,418       12,350
Other assets...............................................        127          345
                                                               -------      -------        --------
Total assets...............................................    $14,014      $41,958
                                                               =======      =======        ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................    $ 3,142      $ 7,374
  Accrued expenses.........................................        229        1,083
  Deferred revenue.........................................         --        1,006
  Current portion of long-term obligations.................        889        2,697
  Income taxes payable.....................................         --        2,822
                                                               -------      -------        --------
Total current liabilities..................................      4,260       14,982
Long-term debt and leases, net of current maturities.......      2,153        6,081
Other long-term obligations................................         --          142
                                                               -------      -------        --------
Total liabilities..........................................      6,413       21,205
Redeemable convertible preferred stock.....................     12,750       12,750              --
Stockholders' equity (deficit):
  Common stock--$.0001 par value; 52,000 shares authorized;
    28,642 and 30,016 shares issued and outstanding in
    fiscal 1998 and 1999 respectively, 43,858 shares on a
    pro forma basis........................................          3            3               4
  Additional paid-in capital...............................        721       19,014          31,763
  Stockholder notes receivable.............................       (215)      (1,472)         (1,472)
  Deferred stock compensation..............................       (406)     (15,330)        (15,330)
  Retained earnings (deficit)..............................     (5,252)       5,788           5,788
                                                               -------      -------        --------
Total stockholders' equity (deficit).......................     (5,149)       8,003          20,753
                                                               -------      -------        --------
Total liabilities and stockholders' equity (deficit).......    $14,014      $41,958        $ 41,958
                                                               =======      =======        ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           SILICON LABORATORIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED
                                                              ------------------------------------
                                                              JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
Sales.......................................................    $    --      $ 5,609      $46,911
Cost of goods sold..........................................         --        2,371       15,770
                                                                -------      -------      -------
Gross profit................................................         --        3,238       31,141

Operating expenses:
  Research and development..................................      1,364        4,587        8,297
  Selling, general and administrative.......................        627        2,095        7,207
  Amortization of deferred stock compensation...............         --            8          976
                                                                -------      -------      -------
Operating expenses..........................................      1,991        6,690       16,480
                                                                -------      -------      -------
Operating income (loss).....................................     (1,991)      (3,452)      14,661

Other (income) and expenses:
  Interest income...........................................       (178)        (261)        (402)
  Interest expense..........................................         22          206          699
                                                                -------      -------      -------

Income (loss) before tax expense............................     (1,835)      (3,397)      14,364

Income tax expense..........................................         --           --        3,324
                                                                -------      -------      -------
Net income (loss)...........................................    $(1,835)     $(3,397)     $11,040
                                                                =======      =======      =======

Net income (loss) per share:
  Basic.....................................................    $ (1.04)     $  (.37)     $   .73
  Diluted...................................................    $ (1.04)     $  (.37)     $   .25

Weighted average common shares outstanding:
  Basic.....................................................      1,760        9,129       15,152
  Diluted...................................................      1,760        9,129       43,657

Pro forma net income per share (unaudited):
  Basic                                                                                   $   .30
  Diluted                                                                                 $   .25
Pro forma weighted average common shares outstanding
  (unaudited):
  Basic.....................................................                               36,461
  Diluted...................................................                               43,657

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           SILICON LABORATORIES INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                               COMMON STOCK
                                    ----------------------------------                                                TOTAL
                                                            ADDITIONAL   STOCKHOLDER     DEFERRED     RETAINED    STOCKHOLDERS'
                                    NUMBER OF                PAID-IN        NOTES         STOCK       EARNINGS       EQUITY
                                     SHARES     PAR VALUE    CAPITAL     RECEIVABLE    COMPENSATION   (DEFICIT)     (DEFICIT)
                                    ---------   ---------   ----------   -----------   ------------   ---------   -------------
Balance as of January 1, 1997......  22,600       $  2        $    --      $    --       $     --      $   (20)      $   (18)
  Exercises of stock options.......   5,511          1            143          (77)            --           --            67
  Payments received on stockholder
    notes..........................      --         --             --           10             --           --            10
  Repurchase and cancellation of
    common stock...................    (407)        --             --           --             --           --            --
  Net loss.........................      --         --             --           --             --       (1,835)       (1,835)
                                     ------       ----        -------      -------       --------      -------       -------
Balance as of January 3, 1998......  27,704          3            143          (67)            --       (1,855)       (1,776)

  Exercises of stock options.......     938         --            164         (148)            --           --            16
  Deferred stock compensation......      --         --            414           --           (414)          --            --
  Amortization of deferred stock
    compensation...................      --         --             --           --              8           --             8
  Net loss.........................      --         --             --           --             --       (3,397)       (3,397)
                                     ------       ----        -------      -------       --------      -------       -------
Balance as of January 2, 1999......  28,642          3            721         (215)          (406)      (5,252)       (5,149)

  Exercises of stock options.......   1,411         --          2,047       (1,267)            --           --           780
  Income tax benefit from exercise
    of stock options...............      --         --             91           --             --           --            91
  Repurchase and cancellation of
    unvested shares................     (37)        --            (10)          10             --           --
  Compensation expense related to
    stock options and direct stock
    issuances to non-employees.....      --         --            266           --             --           --           266
  Deferred stock compensation......      --         --         15,899           --        (15,899)          --            --
  Amortization of deferred stock
    compensation...................      --         --             --           --            975           --           975
  Net income.......................      --         --             --           --             --       11,040        11,040
                                     ------       ----        -------      -------       --------      -------       -------
Balance as of January 1, 2000......  30,016       $  3        $19,014      $(1,472)      $(15,330)     $ 5,788       $ 8,003
                                     ======       ====        =======      =======       ========      =======       =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           SILICON LABORATORIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                           YEAR ENDED
                                                              ------------------------------------
                                                              JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
OPERATING ACTIVITIES
Net income (loss)...........................................    $(1,835)     $(3,397)     $11,040
Adjustment to reconcile net income (loss) to cash provided
  by (used in) operating activities:
  Depreciation and amortization expense.....................        133          816        1,972
  Amortization of deferred stock compensation...............         --            8          975
  Amortization of note/lease end-of-term interest
    payments................................................         --           --          142
  Compensation expense related to stock options and direct
    stock issuance to non-employees.........................         --           --          266
  Income tax benefit for stock option exercise..............         --           --           91
  Changes in operating assets and liabilities:
    Prepaid expenses and other..............................        (64)         (65)        (300)
    Accounts receivable.....................................         --       (2,875)      (7,447)
    Inventories.............................................         --         (635)      (2,202)
    Other assets............................................         (7)        (120)        (218)
    Accounts payable........................................      1,499        1,643        4,232
    Accrued expenses........................................         55          175          854
    Deferred revenue........................................         --           --        1,006
    Deferred income taxes...................................         --           --         (963)
    Income taxes payable....................................         --           --        2,822
                                                                -------      -------      -------
Net cash provided by (used in) operating activities.........       (219)      (4,450)      12,270
INVESTING ACTIVITIES
Purchases of short-term investments.........................     (6,152)      (5,616)      (9,385)
Maturities of short-term investments........................      3,083        5,728        5,833
Purchases of property and equipment.........................     (2,258)      (3,066)      (9,904)
                                                                -------      -------      -------
Net cash used in investing activities.......................     (5,327)      (2,954)     (13,456)
FINANCING ACTIVITIES
Proceeds from long-term debt................................        996        1,499        6,424
Payments on long-term debt..................................         --         (249)      (1,274)
Repayment of note...........................................       (200)          --           --
Proceeds from equipment lease financing.....................         --          825          976
Payments on capital leases..................................         --          (30)        (390)
Net proceeds from issuances of convertible preferred
  stock.....................................................      5,250        7,500           --
Net proceeds from exercises of stock options................         77           17          780
                                                                -------      -------      -------
Net cash provided by financing activities...................      6,123        9,562        6,516
                                                                -------      -------      -------
Increase in cash and cash equivalents.......................        577        2,158        5,330
Cash and cash equivalents at beginning of year..............        132          709        2,867
                                                                -------      -------      -------
Cash and cash equivalents at end of year....................    $   709      $ 2,867      $ 8,197
                                                                =======      =======      =======
Supplemental disclosure of cash flow information:
  Interest paid.............................................    $    22      $   199      $   593
                                                                =======      =======      =======
  Income taxes paid.........................................         --           --        1,489
                                                                =======      =======      =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           SILICON LABORATORIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 1, 2000

1. ORGANIZATION

    Silicon Laboratories Inc. (the "Company"), a Delaware corporation, develops and markets mixed-signal analog/intensive integrated circuits or ICs. The Company's products serve both the wireline and wireless communications markets. Within the semiconductor industry, the Company is known as a "fabless" company meaning that the ICs are manufactured by third-party semiconductor companies. The Company was incorporated in 1996, and emerged from the development stage in fiscal 1998.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    As of January 1, 1997, the Company prepares financial statements on a 52-53 week year that ends on the Saturday closest to December 31. Fiscal year 1997 ended on January 3, 1998, fiscal year 1998 ended on January 2, 1999, and fiscal year 1999 ended on January 1, 2000.

PRINCIPLES OF CONSOLIDATION AND FOREIGN CURRENCY TRANSLATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Silicon Laboratories UK Limited. All significant intercompany balances and accounts have been eliminated. The functional currency of the Company's subsidiary is the U.S. dollar, accordingly, all translation gains and losses resulting from transactions denominated in currencies other than U.S. dollars are included in net income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash deposits and investments with a maturity of three months or less when purchased.

SHORT-TERM INVESTMENTS

    Cash investments in highly liquid financial instruments with original maturities greater than three months that mature within one year are classified as short-term investments. The Company's short-term investments consist of U.S. Government backed securities, which are classified as held-to-maturity and reported at amortized cost.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist principally of cash and cash equivalents, short-term investments, receivables, accounts payable, and borrowings. The Company believes all of the financial instruments' recorded values approximate current market values.

                           SILICON LABORATORIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Inventories consist of the following (in thousands):

                                                          JANUARY 2,   JANUARY 1,
                                                             1999         2000
                                                          ----------   ----------
Work in progress........................................     $511        $1,902
Finished goods..........................................      124           935
                                                             ----        ------
                                                             $635        $2,837
                                                             ====        ======

PROPERTY, EQUIPMENT, AND SOFTWARE

    Property, equipment, and software are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets (generally four to five years). Amortization of assets recorded under capital leases is computed using the straight-line method over the shorter of the asset's useful life or the term of the lease and such amortization is included with depreciation expense. See also Note 4. Leasehold improvements are depreciated over the contractual obligation of the lease period or their useful life, whichever is shorter. Property, equipment and software consist of the following (in thousands):

                                                          JANUARY 2,   JANUARY 1,
                                                             1999         2000
                                                          ----------   ----------
Equipment...............................................    $3,221       $10,014
Computers and purchased software........................     1,854         3,779
Furniture and fixtures..................................        86           326
Leasehold improvements..................................       209         1,155
                                                            ------       -------
                                                             5,370        15,274
Accumulated depreciation and amortization...............      (952)       (2,924)
                                                            ------       -------
                                                            $4,418       $12,350
                                                            ======       =======

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material to the financial statements.

RISKS AND UNCERTAINTIES

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivable. The Company places its cash, cash equivalents and short-term investments primarily in market rate accounts and U.S. Treasury bills. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company provides an allowance for doubtful

                           SILICON LABORATORIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounts receivable based upon the expected collectibility of such receivables. The following table summarizes the changes in the allowance for doubtful accounts receivable (in thousands):

Balance at January 1, 1997..................................    $
Additions charged to costs and expenses.....................      --
Write-off of uncollectible accounts.........................      --
                                                                ----
Balance at January 3, 1998..................................    $ --
Additions charged to costs and expenses.....................      56
Write-off of uncollectible accounts.........................      --
                                                                ----
Balance at January 2, 1999..................................    $ 56
Additions charged to costs and expenses.....................     513
Write-off of uncollectible accounts.........................      --
                                                                ----
Balance at January 1, 2000..................................    $569

    All of the Company's products are currently manufactured by two companies in Taiwan. A manufacturing disruption experienced by either of the Company's manufacturing partners could impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The following is a detail of customers that accounted for greater than 10% of gross revenue in the respective fiscal years:

                                                             YEAR ENDED
                                                ------------------------------------
                                                JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                   1998         1999         2000
                                                ----------   ----------   ----------
Customer A....................................      --%          78%          62%
Customer B....................................      --           --           12
Customer C....................................      --           20           10

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    Revenue from product sales direct to customers is recognized upon shipment. Certain of the Company's sales are made to distributors under agreements allowing certain rights of return and price protection on products unsold by distributors. Accordingly, the Company defers revenue and gross profit on such sales until the product is sold by the distributors.

ADVERTISING

    Advertising costs are expensed as incurred. Advertising expenses were $4,269, $66,804 and $296,692 in the fiscal years ended January 3, 1998, January 2, 1999, and January 1, 2000, respectively.

                           SILICON LABORATORIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

    Financial Accounting Standards Board's ("FASB") SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

OTHER COMPREHENSIVE INCOME (LOSS)

    In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and display of comprehensive income and its components in the financial statements. There were no differences between net income (loss) and comprehensive income (loss) during any of the periods presented.

SEGMENT INFORMATION

    Effective April 1, 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The adoption of SFAS No. 131 did not have a significant effect on the disclosure of segment information as the Company continues to consider its business activities as a single segment. The Company has one operating segment with two product divisions (the Wireline and Wireless Divisions). The chief operating decision maker allocates resources and assesses performance of the business and other activities at the operating segment level. The Wireline Division accounted for substantially all of the sales in all periods.

    Approximately $0, $3,994, and $3,371,722 of the Company's revenues were from export sales for the fiscal years ended January 3, 1998, January 2, 1999, and January 1, 2000, respectively. The operations and assets of Silicon Laboratories UK Limited were immaterial in all periods presented.

NET INCOME PER SHARE

    The Company computes net income (loss) per share in accordance with SFAS No. 128, EARNINGS PER SHARE. Under SFAS No. 128, basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding.

                           SILICON LABORATORIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share data):

                                                                           YEAR ENDED
                                                              ------------------------------------
                                                              JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
Net income (loss)...........................................   $ (1,835)    $ (3,397)    $ 11,040
                                                               ========     ========     ========
Basic:
  Weighted-average shares of common stock outstanding.......     25,730       28,245       29,177
  Weighted-average shares of common stock subject to
    repurchase..............................................    (23,970)     (19,116)     (14,025)
                                                               --------     --------     --------
  Shares used in computing basic net income (loss) per
    share...................................................      1,760        9,129       15,152
                                                               --------     --------     --------
Effect of dilutive securities:
  Weighted-average shares of common stock subject to
    repurchase..............................................         --           --       13,370
  Convertible preferred stock and warrants..................         --           --       13,965
  Stock options.............................................         --           --        1,170
                                                               --------     --------     --------
  Shares used in computing diluted net income (loss) per
    share...................................................      1,760        9,129       43,657
                                                               ========     ========     ========
Basic net income (loss) per share...........................   $  (1.04)    $   (.37)    $    .73
Diluted net income (loss) per share.........................   $  (1.04)    $   (.37)    $    .25
Pro forma (unaudited):
Basic:
  Shares used above.........................................                               15,152
  Pro forma adjustment to reflect weighted effect of assumed
    conversion of convertible preferred stock...............                               13,842
  Pro forma adjustment to reflect weighted average effect of shares subject to repurchase which vest upon an initial
    public offering.........................................                                7,467
                                                                                         --------
  Shares used in computing pro forma basic net income per
    share...................................................                               36,461
                                                                                         ========
Pro forma basic net income per share........................                             $    .30

RECLASSIFICATIONS

    Certain reclassifications have been made to prior year financial statements to conform with current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not believe it currently holds any derivative instruments.

    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), which provides guidance on the

                           SILICON LABORATORIES INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 did not have a material impact on the financial statements of the Company.

    On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future earnings.

3. SHORT-TERM INVESTMENTS

    The Company's short-term investments consist of U.S. Treasury bills with interest rates ranging from 4.72% to 5.10% which mature at varying dates through May 25, 2000 and are considered to be held-to-maturity. Securities classified as held-to-maturity, which consist of securities that management has both the ability and positive intent to hold to maturity, are carried at amortized cost which approximates fair value.

4. LONG-TERM OBLIGATIONS

    Long-term debt and leases consist of the following:

                                                              JANUARY 2,   JANUARY 1,
                                                                 1999         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Bank term loans due in monthly installments of $27,669 and
  $41,645 plus interest at bank prime (8.5% at January 1,
  2000) through March 31, 2001 and January 31, 2002,
  respectively..............................................    $2,246       $1,456
Note payable, at 9.08%, payable in monthly installments of
  $24,810 through March 1, 2003 with a $200,600 interest
  payment due at maturity...................................        --          835
Note payable, at 9.77%, payable in monthly installments of
  $4,113 through June 1, 2003...............................        --          146
Note payable, at 9.91%, payable in monthly installments of
  $14,050 through September 1, 2003.........................        --          526
Note payable, at 10.22%, payable in monthly installments of
  $5,829 through December 1, 2003...........................        --          231
Note payable, at 6.71%, payable in monthly installments of
  $30,635 through February 28, 2003 with a $243,000 interest
  payment due at maturity...................................        --        1,046
Note payable, at 6.92%, payable in monthly installments of
  $19,340 through July 31, 2003 with a $152,900 interest
  payment due at maturity...................................        --          719
Note payable, at 7.13%, payable in monthly installments of
  $40,017 to $46,005 through April 30, 2004 with a $399,200
  interest payment due at maturity..........................        --        1,956
Note payable, at 7.5%, payable in monthly installments of
  $9,912 to $11,399 through April 30, 2004 with a $98,116
  interest payment due at maturity..........................        --          481
Capital lease obligations...................................       796        1,382
                                                                ------       ------
                                                                 3,042        8,778
Current portion.............................................      (889)      (2,697)
                                                                ------       ------
Long-term portion...........................................    $2,153       $6,081
                                                                ======       ======

                           SILICON LABORATORIES INC.

4. LONG-TERM OBLIGATIONS (CONTINUED)
    The amounts outstanding under the above term loans are in connection with a $2.5 million loan facility (see Note 5 for discussion of warrants issued). In addition, the Company obtained new loan facilities in December 1999 totaling
$4 million, of which no amounts were outstanding as of January 1, 2000. These additional facilities also bear interest at bank prime (8.5% as of January 1, 2000). The collateral for these loans includes a blanket lien on all otherwise unsecured tangible property, inventory, and accounts receivable. These loans and the letter of credit (See Note 6) are cross-collateralized and cross-defaulted. There are covenants related to net worth and liquidity associated with these financing lines, with which the company is in compliance as of January 1, 2000.

    The Company has a revolving line of credit agreement (the Agreement) with a bank that is collateralized by certain assets of the company. Under the provisions of the Agreement, the line of credit allows for borrowings of up to $3 million or 80% of eligible accounts receivable at bank prime (8.5% as of January 1, 2000). There were no amounts outstanding under this facility as of January 2, 1999 and January 1, 2000.

    The notes payable and capital lease obligations are borrowings with three institutional financing providers for equipment financing. The indebtedness is secured by a security interest in the underlying equipment.

    Periodically, the Company will purchase or make advance deposits toward the purchase of machinery and equipment; and within one to three months enter into leasing arrangements to finance these assets. These leasing arrangements result in the reimbursement of the amounts initially paid by the Company and do not result in any gains or losses. Such reimbursements have been reflected in the statement of cash flows as proceeds from equipment lease financings.

    The Company has financed the acquisition of certain computers and other equipment under capital lease transactions which are accounted for as financings and mature through fiscal year 2003. As of January 2, 1999 and January 1, 2000, equipment under capital lease included in property, equipment and software was $796,000 and $1,382,000, respectively.

    At January 1, 2000, contractual maturities of debt and future minimum annual payments due under capital lease obligations are as follows (in thousands):

                                                               CAPITAL
FISCAL YEAR                                           DEBT      LEASES     TOTAL
-----------                                         --------   --------   --------
2000..............................................  $ 2,188     $  646    $ 2,834
2001..............................................    2,117        637      2,754
2002..............................................    1,740        343      2,083
2003..............................................    1,125         12      1,137
2004..............................................      226         --        226
                                                    -------     ------    -------
                                                      7,396      1,638      9,034
Less amount representing interest.................       --       (256)      (256)
                                                    -------     ------    -------
                                                      7,396      1,382      8,778
Less current portion..............................   (2,188)      (509)    (2,697)
                                                    -------     ------    -------
Long-term debt and leases.........................  $ 5,208     $  873    $ 6,081
                                                    =======     ======    =======

                           SILICON LABORATORIES INC.

5. STOCKHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Redeemable Convertible Preferred Stock is as follows (in thousands except per share data):

                                                                SHARE ISSUED AND OUTSTANDING
                                                            ------------------------------------
                                      PAR        SHARES     JANUARY 3,   JANUARY 2,   JANUARY 1,   LIQUIDATION
SERIES                               VALUE     AUTHORIZED      1998         1999         2000      PREFERENCE
------                              --------   ----------   ----------   ----------   ----------   -----------
Undesignated......................   $.0001         998           --           --           --            --
A.................................   $.0001       5,391        5,345        5,345        5,345       $ 5,250
B.................................   $.0001       1,611           --        1,576        1,576         7,500
                                                  -----        -----        -----        -----       -------
                                                  8,000        5,345        6,921        6,921       $12,750
                                                  =====        =====        =====        =====       =======

    Changes in Redeemable Convertible Preferred Stock are as follows (in thousands):

                                                                                TOTAL
                                                                             REDEEMABLE
                                                                ADDITIONAL   CONVERTIBLE
                                         NUMBER OF     PAR       PAID-IN      PREFERRED
                                          SHARES      VALUE      CAPITAL        STOCK
                                         ---------   --------   ----------   -----------
Balance as of January 1, 1997..........       --       $ --       $    --      $    --
  Issuance of Series A Redeemable
    Convertible Preferred Stock........    5,345        535         4,715        5,250
                                           -----       ----       -------      -------
Balance as of January 3, 1998..........    5,345        535         4,715        5,250
  Issuance of Series B Redeemable
    Convertible Preferred Stock........    1,576        158         7,342        7,500
                                           -----       ----       -------      -------
Balance as of January 2, 1999 and
  January 1, 2000......................    6,921       $693       $12,057      $12,750
                                           =====       ====       =======      =======

    The Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Convertible Preferred Stock with par value of $0.0001 per share. Each share is convertible at the option of the stockholder into two shares of common stock, subject to certain anti-dilution adjustments. The Convertible Preferred Stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Convertible Preferred Stock could be converted on the record date. Conversion is automatic upon the closing of an underwritten public offering of the Company's common stock meeting certain criteria; or if less than one-third of the Convertible Preferred Stock remain outstanding for that series. Additional contractual obligations by and between the holders of Convertible Preferred Stockholders and the holders of common stock exist with regards to registration rights, indemnification, rights of first offer, rights of first refusal and voting of shares.

    The stockholders of Series A and Series B Convertible Preferred Stock are entitled to cumulative dividends of $0.0589286 and $0.2856 per share, respectively, beginning January 1, 2002 and continuing thereafter whether or not earned or declared. In the event of conversion to common stock, the preferred stockholders shall receive, when applicable after January 1, 2002, consideration at conversion for all accrued and unpaid dividends. In the event of a liquidation or winding up of the Company, stockholders of Series A and Series B Convertible Preferred Stock shall have a liquidation preference of $0.982144225 and $4.76 per share, respectively, plus declared and unpaid dividends, over holders of common stock. After

                           SILICON LABORATORIES INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
distributions pursuant to the liquidation preference, holders of Series A and Series B Convertible Preferred Stock shall participate in additional distributions pro rata with other classes of stock until such holders shall have received $2.946432675 and $14.28 per share, respectively.

    Series A and Series B Convertible Preferred Stock are convertible at the option of each holder into common stock on a one-for-two basis, subject to certain anti-dilution adjustments.

    A majority of the holders of Series A and Series B Convertible Preferred Stock, voting as one group, may elect to require the Company, for an amount per share equal to the liquidation price, to redeem on or after the dates specified below up to a cumulative total of that percentage of the shares on Series A and B Convertible Preferred Stock, net of any shares previously redeemed:

                                                    CUMULATIVE PERCENTAGE OF SHARES
REDEMPTION DATE                                          WHICH MAY BE REDEEMED
---------------                                     -------------------------------
March 21, 2005....................................            33 1/3%
March 21, 2006....................................            66 2/3%
March 21, 2007....................................           100 %

WARRANTS

    A warrant to purchase 45,818 shares of Series A Convertible Preferred Stock at $0.982144225 per share was outstanding at January 1, 2000. The warrant is exercisable at any time before November 20, 2002. The warrant was issued in 1997 to a commercial bank in connection with the extension of debt financing (see
Note 4).

    A warrant to purchase 21,008 shares of Series B Convertible Preferred Stock at $4.76 per share was outstanding at January 1, 2000. The warrant is exercisable at any time before September 22, 2008, or the earlier consummation of an initial public offering. The warrant was issued in 1998 to an equipment lessor in connection with the extension of lease and debt financing (see Notes 4 and 6).

    A warrant to purchase 4,765 shares of Series B Convertible Preferred Stock at $4.76 per share was outstanding at January 1, 2000. The warrant is exercisable at any time before September 4, 2003. The warrant was issued in 1998 to a commercial bank in connection with the issuance of a letter of credit facility for leasehold improvements (see Note 6).

    No amount was allocated to the value of the above warrants as such amounts were not significant.

COMMON STOCK

    The Company had 30,015,944 shares of common stock outstanding as of January 1, 2000. Of these shares, 11,910,298 shares were unvested and are subject to rights of repurchase that lapse according to a time based vesting schedule. Of the shares unvested and subject to rights of repurchase, 7,467,000 shares vest upon an initial public offering of common stock that meet certain criteria.

                           SILICON LABORATORIES INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)

    Common stock reserved at January 1, 2000 consists of the following:

For exercise of Convertible Preferred Stock.................  13,842,174
For exercise of Convertible Preferred Stock Warrants........     143,182
For issuance under the Company's 1997 Stock Option/Stock
  Issuance Plan.............................................   3,389,498
                                                              ----------
                                                              17,374,854
                                                              ==========

STOCK SPLIT

    On November 3, 1999, the Company effected a two-for-one stock split through a stock dividend of common stock. All references to common stock share and per share amounts including options to purchase common stock have been retroactively restated to reflect the stock split as if such split had taken place at the inception of the Company. Also, the conversion ratio of the redeemable convertible preferred stock has been adjusted from one-for-one to one-for-two.

STOCK OPTION/STOCK ISSUANCE PLAN

    The Company has a 1997 Stock Option/Stock Issuance Plan (the "Plan") whereby employees, members of the Board of Directors and independent advisors may be granted options to purchase shares of the Company's common stock or may be issued shares of the Company's common stock ("direct issuance shares") as a direct purchase or as a bonus for services rendered to the Company. These direct issuances of common stock are usually subject to rights of repurchase. At January 1, 2000, 8,561,808 shares were authorized for issuance under the Plan. The term of each option is no more than ten years from the date of grant. The options generally vest over a five to eight year period, and are immediately exercisable subject to a repurchase agreement which generally lapses in accordance with the vesting schedule. The direct issuance shares are also subject to repurchase rights which generally lapse over a five to eight year period. The repurchase rights provide that upon certain defined events, the Company can repurchase unvested shares at the price paid per share and gives the Company the right of first refusal for any proposed disposition of shares issued under the Plan.


    The Company recorded deferred stock compensation expense of $414,000 and $15,899,000 in connection with stock options granted for 355,500 shares and 2,464,200 shares of common stock during fiscal 1998 and 1999, respectively. These amounts represent the difference between the exercise price of the stock option and the subsequently deemed fair value of the Company's common stock. The deferred stock compensation is amortized over the vesting periods of the applicable options, resulting in amortization of $8,000 and $976,000 for the year ended January 2, 1999 and the year ended January 1, 2000, respectively.


    During fiscal 1997, 1998 and 1999, the Company made full recourse loans to employees of $77,000, $147,500 and $1,267,500, respectively, in connection with the employees' purchase of shares through exercises of options. These full recourse notes are secured by the shares of stock, are interest bearing at rates ranging from 4.8% to 6.7%, have terms of five years, and must be repaid upon the sale of the underlying shares of stock.

                           SILICON LABORATORIES INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the Company's stock option and direct issuance activity and related information follows:

                                                                                            WEIGHTED-
                                                  SHARES       OPTIONS                       AVERAGE
                                                AVAILABLE    AND DIRECT       EXERCISE      EXERCISE
                                                FOR GRANT     ISSUANCES        PRICES         PRICE
                                                ----------   -----------   --------------   ---------
Plan adopted, March 1997......................   5,294,536
Granted.......................................  (3,630,000)   3,630,000        $0.05          $0.05
Exercised.....................................          --   (2,860,000)        .05             .05
                                                ----------   ----------    --------------     -----
Balance at January 3, 1998....................   1,664,536      770,000         0.05           0.05
Additional shares reserved....................   1,067,272
Granted.......................................  (1,542,500)   1,542,500     0.05 - 1.25        0.35
Exercised.....................................          --     (938,168)     0.05 - .25        0.18
Cancelled.....................................      61,832      (61,832)        0.05           0.05
                                                ----------   ----------    --------------     -----
Balance at January 2, 1999....................   1,251,140    1,312,500     0.05 - 1.25        0.31
Additional shares reserved....................   2,200,000
Granted.......................................  (2,484,200)   2,484,200     1.25 - 16.00       3.08
Exercised.....................................          --   (1,411,474)    0.05 - 5.00        1.45
Cancelled.....................................       5,000       (5,000)    0.25 - 1.75         .77
Repurchase and cancellation of unvested
  shares......................................      37,332           --         .25             .25
                                                ----------   ----------    --------------     -----
Outstanding at January 1, 2000................   1,009,272    2,380,226    $0.05 - $16.00     $2.52
                                                ==========   ==========    ==============     =====

    In addition, the following table summarizes information about stock options that were outstanding and exercisable at January 1, 2000.

                       OPTIONS         WEIGHTED
                     OUTSTANDING        AVERAGE
                         AND           REMAINING        WEIGHTED
    RANGE OF       EXERCISABLE AT     CONTRACTUAL       AVERAGE
 EXERCISE PRICES   JANUARY 1, 2000   LIFE IN YEARS   EXERCISE PRICE
-----------------  ---------------   -------------   --------------
 $.050 to   $.050        457,000           4.85          $ 0.050
  .250 to    .375        301,626           8.50            0.253
 1.250 to   1.250        422,200           9.12            1.250
 1.750 to   1.750        401,100           9.53            1.750
 2.000 to   2.500        284,800           9.74            2.207
 5.000 to   5.000        243,000           9.89            5.000
10.000 to  10.000        250,500           9.95           10.000
16.000 to  16.000         20,000           9.89           16.000
                       ---------
$0.050 to $16.000      2,380,226           8.54          $ 2.520

    Pro forma information regarding net income (loss) is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6%; no expected dividends; an expected life of one year; and no volatility.

                           SILICON LABORATORIES INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
    The weighted-average fair value of options granted during fiscal 1998 and 1999 was $.61 and $9.55, respectively.

    For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands, except per share data):

                                                             YEAR ENDED
                                                ------------------------------------
                                                JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                   1998         1999         2000
                                                ----------   ----------   ----------
Pro forma net income (loss)...................    $(1,835)     $(3,400)     $11,014
Pro forma basic net income (loss) per share...      (1.04)        (.37)         .73
Pro forma diluted net income (loss) per
  share.......................................      (1.04)        (.37)         .25

    Option valuation models incorporate highly subjective assumptions. Because changes in the subjective assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options. Because the determination of fair value of all employee stock options granted after such time as the Company becomes a public entity will include an expected volatility factor and because, for pro forma disclosure purposes, the estimated fair value of the Company's employee stock options is treated as if amortized to expense over the options' vesting period, the effects of applying SFAS No 123 for pro forma disclosures are not necessarily indicative of future amounts.

6. COMMITMENTS AND CONTINGENCIES

    The Company's main executive, administrative and technical offices occupy approximately 37,800 square feet in Austin, Texas under a lease that expires in April 2006, with one five year renewal option. Monthly rental payments increase by $1,575 per month in April 2002 and again in April 2004.

    The Company has an additional lease commitment for approximately 34,000 square feet in Austin, Texas for supplemental office space under a 76 month lease with one five year renewal option. The Company expects occupancy to commence in February 2000. Monthly rental payment increase from $22,301 to $48,919 per month at various intervals throughout the term of the lease.

    To provide security for the landlord on the main offices, the Company provided a long-term cash deposit of $113,400 and a letter of credit for $453,600. At January 1, 2000, there were no outstanding amounts under the letter of credit. Based on certain financial performance criteria, the letter of credit requirements could be reduced to $255,600. (see also Note 4).

    To provide security to the landlord on the additional lease commitment for February 2000 occupancy, the Company provided a long-term cash deposit of $64,800 and a letter of credit for $500,000. At January 1, 2000, no amounts were outstanding under the letter of credit. The letter of credit requirements could be reduced in even annual installments based upon satisfactory performance under the lease or eliminated entirely based on certain financial performance criteria. This letter of credit is provided under the revolving line of credit from a commercial bank (see Note 4).

                           SILICON LABORATORIES INC.

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The minimum annual future rentals under the terms of these leases at January 1, 2000 are as follows (in thousands):

FISCAL YEAR
-----------
2000........................................................  $  832
2001........................................................     988
2002........................................................   1,033
2003........................................................   1,042
2004........................................................   1,071
Thereafter..................................................   1,487
                                                              ------
Total minimum lease payments................................  $6,453
                                                              ======

    Rent expense for operating leases was approximately $45,740, $144,784 and $373,983 for the years ended January 3, 1998, January 2, 1999, and January 1, 2000, respectively.

    The Company is involved in various legal proceedings that have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position and results of operations.

7. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Significant components of the Company's deferred taxes as of January 2, 1999 and January 1, 2000 are as follows:

                                                          JANUARY 2,   JANUARY 1,
                                                             1999         2000
                                                          ----------   ----------
Deferred tax liabilities:
  Depreciable assets....................................    $  (209)     $   --
Deferred tax assets:
  Depreciable assets....................................         --      $   28
  Reserves and allowances...............................        113         568
  Net operating loss and tax credit carryforwards.......      2,231          --
  Deferred revenue......................................         --         381
  Deferred compensation.................................         --          46
  Accrued liabilities & other...........................         29          55
                                                            -------      ------
                                                              2,164       1,078
                                                            -------      ------
  Net deferred tax assets before valuation allowance....      2,164       1,078
                                                            -------      ------
  Valuation allowance for net deferred tax asset........     (2,164)         --
                                                            -------      ------
  Net deferred taxes....................................    $    --      $1,078
                                                            =======      ======

                           SILICON LABORATORIES INC.

7. INCOME TAXES (CONTINUED)
    The Company established a valuation allowance of $2,164,000 for the year ended January 2, 1999, due to uncertainties regarding the realization of net deferred tax assets because of the Company's lack of earnings history. The valuation allowance decreased by $2,164,000 for the year ended January 1, 2000, as a result of the increased earnings of the Company during the current year.

    Significant components of the provision (benefit) for income taxes attributable to continuing operations are as follows:

                                                JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                   1998         1999         2000
                                                ----------   ----------   ----------
Current:
  Federal.....................................      $--          $--        $ 4,009
  State.......................................       --           --            393
                                                    ---          ---        -------
  Total Current...............................       --           --          4,402
Deferred:
  Federal.....................................       --           --           (993)
  State.......................................       --           --            (85)
                                                    ---          ---        -------
  Total Deferred..............................       --           --         (1,078)
                                                    ---          ---        -------
                                                    $ 0          $ 0        $ 3,324
                                                    ===          ===        =======

    The Company's provision (benefit) for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate to income (loss) before income taxes as a result of the following:

                                                     JANUARY 3, 1998   JANUARY 2, 1999   JANUARY 1, 2000
                                                     ---------------   ---------------   ---------------
Pre-tax book income (loss) at statutory rate.......       (34.0)%           (34.0)%            35.0%
State taxes, net of federal benefit................        (2.9)             (3.0)              3.0
Permanent items....................................         1.0               0.3                .1
Deferred compensation expense......................          --                --               2.6
Tax credits........................................          --                --              (2.4)
Change in valuation allowance......................        35.9              36.7             (15.2)
                                                          -----             -----             -----
                                                            0.0%              0.0%             23.1%
                                                          =====             =====             =====

    The exercise of certain stock options which have been granted under the Company's stock option plan result in compensation which is includable in the taxable income of the exercising option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the exercised stock options and, in accordance with APB 25, such compensation is not recognized as an expense for financial accounting purposes; however, the related tax benefits are recorded as an addition to Additional Paid-in-Capital.

8. EMPLOYEE BENEFIT PLAN

    During fiscal 1997, the Company established the Silicon Laboratories Inc. 401(k) Plan ("the 401(k) Plan") for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan.

                           SILICON LABORATORIES INC.

8. EMPLOYEE BENEFIT PLAN (CONTINUED)
To be eligible for the 401(k) Plan, employees must have reached the age of 21. Participants may elect to contribute up to 15% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of up to 10% of a participant's compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company's contributions to the 401(k) Plan vest over four years at a rate of 25% per year. The Company has not contributed to the Plan to date.

9. SUBSEQUENT EVENTS

    On January 5, 2000 the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public. In connection with this authorization, the Board approved increasing the authorized shares of common stock to 250,000,000.

    On January 5, 2000 the Company's Board of Directors approved The 2000 Stock Incentive Plan ("Plan"). The Plan has been approved by the Company's stockholders. The Company has reserved 5,389,498 shares of common stock for issuance under this plan (consisting of the shares available under the predecessor plan on the effective date plus an additional 2,000,000 shares).

    Also on January 5, 2000 the Board adopted the Employee Stock Purchase Plan. The plan has been approved by the Company's stockholders and will become effective upon the execution of the underwriting agreement for the Company's currently proposed initial public offering.

                          [INSIDE BACK COVER GRAPHIC]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $   22,345
NASD filing fee.............................................       8,964
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     200,000
Blue sky fees and expenses..................................       7,000
Transfer agent fees.........................................      12,000
Miscellaneous...............................................     104,691
                                                              ----------
  Total.....................................................  $1,000,000
                                                              ==========


------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Silicon Laboratories may and, in some cases, must be indemnified by Silicon Laboratories against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Silicon Laboratories. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Silicon Laboratories, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

    Our certificate of incorporation, provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

    Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance.

    Reference is made to the underwriting agreement to be filed as Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify our officers and directors against certain liabilities under the Securities Act.

    Silicon Laboratories has entered into Indemnification Agreements with each director and executive officer, a form of which is filed as Exhibit 10.1 to this Registration Statement. Pursuant to such agreements, we will be obligated, to the extent permitted by applicable law, to indemnify such directors and executive officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or executive officers of Silicon Laboratories or assumed responsibilities at the direction of Silicon Laboratories. Silicon Laboratories also intends to purchase directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and executive officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Between August 1996 and January 1, 2000, we issued unregistered securities to a limited number of people as described below.

    1. In August and December 1996 and May 1997, we issued an aggregate of 24,843,634 shares to Navdeep S. Sooch, David R. Welland, Jeffrey W. Scott and John W. McGovern at purchase prices ranging from $0.00005 to $0.0005 per share in compliance with Rule 506.

    2. In March, April and June 1997, Silicon Laboratories issued shares of Series A Preferred Stock for $0.98214425 per share, for an aggregate purchase price of $5,250,002. The following stockholders purchased our Series A Preferred
Stock: Austin Ventures IV-A, L.P.; Austin Ventures IV-B, L.P.; Austin Ventures V, L.P.; Silverton Partners; Donald Brooks; Dietrich R. Erdmann; and H. Berry Cash. Although the number of shares of Series A preferred stock outstanding was not affected by the 2-for-1 split of our common stock, as a result of this stock split, each share of Series A preferred stock automatically adjusted and became convertible into two shares of our common stock. These shares were issued to accredited investors in compliance with Rule 506.

    3. In June 1998, Silicon Laboratories issued shares of Series B Preferred Stock for $4.76 per share, for an aggregate purchase price of $7,500,037. The following stockholders purchased our Series B Preferred Stock: Austin Ventures IV-A, L.P.; Austin Ventures IV-B, L.P.; Austin Ventures V, L.P.; Austin Ventures V Affiliates Fund, L.P.; Silverton Partners; Donald W. and Theresa Brooks; Drutan Investments, Ltd.; Brooks + Brooks Investments, Ltd.; Current Ventures Group, Ltd.; CenterPoint Venture Partners, L.P.; Thomas M. Brooks; Dietrich R. Erdmann; Berry and Dianne Cash Grandchildren's Trust; Charles H. Cash; H. Berry Cash; KLM Capital Partners Fund; L.J. Sevin; and Jonathan D. Ivester. Although the number of shares of Series B preferred stock outstanding was not affected by the 2-for-1 split of our common stock, as a result of this stock split, each share of Series B preferred stock automatically adjusted and became convertible into two shares of our common stock. These shares were issued to accredited investors in compliance with Rule 506.

    4.  Through January 1, 2000, Silicon Laboratories has issued
5,172,310 shares of its common stock to directors, employees and consultants upon the exercise of options granted or directly issued under its 1997 Stock Option/Stock Issuance Plan at a weighted average purchase price of $.45 per share. These shares were issued to employees and consultants in compliance with Rule 701.

    5. From time to time Silicon Laboratories has granted stock options to employees, directors and consultants in compliance with Rule 701. The following table sets forth information regarding these grants:

                                                       NUMBER OF   EXERCISE PRICE
DATE OF GRANT OR ISSUANCE                               SHARES       PER SHARE
-------------------------                              ---------   --------------
May 1997--April 1998.................................  3,946,000      $0.05
June 1998--July 1998.................................    933,000      $0.25
September 1998.......................................     27,500      $0.275
October 1998.........................................     32,000      $0.325
November 1998........................................     31,000      $0.375
December 1998--April 1999............................    968,000      $1.25
June 1999--July 1999.................................    526,700      $1.75
September 1999.......................................    348,000      $2.00
October 1999.........................................    274,000      $2.50
November 1999........................................    288,000      $5.00
November 1999........................................     20,000     $16.00
December 1999........................................    262,500     $10.00

    6. In connection with bank financings and equipment leasing arrangements, we issued warrants exercisable for an aggregate of 143,182 shares of common stock to Imperial Bank and Comdisco in compliance with Rule 506.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


        1.1*            Form of Underwriting Agreement by and among Silicon
                          Laboratories Inc. and the Underwriters

        3.1+            Form of Fourth Amended and Restated Certificate of
                          Incorporation of Silicon Laboratories Inc.

        3.2+            Form of Amended and Restated Bylaws of Silicon Laboratories
                          Inc.

        4.1*            Specimen certificate for shares of common stock

        5.1             Opinion of Brobeck, Phleger & Harrison LLP

       10.1+            Form of Indemnification Agreement between Silicon
                          Laboratories Inc. and each of its directors and executive
                          officers

       10.2+            Silicon Laboratories Inc. 2000 Stock Incentive Plan

       10.3+            Silicon Laboratories Inc. Employee Stock Purchase Plan

       10.4+            Amended and Restated Investors' Rights Agreement dated June
                          2, 1998 by and among Silicon Laboratories Inc. and certain holders of preferred stock or common stock

       10.5+            Lease Agreement dated June 26, 1998 by and between Silicon
                          Laboratories Inc. and S.W. Austin Office Building Ltd.

       10.6+            Lease Agreement dated October 27, 1999 by and between
                          Silicon Laboratories Inc. and Stratus 7000 West Joint
                          Venture

       10.7+            Master Loan and Security Agreement dated April 22, 1999 by and between Silicon Laboratories Inc. and FINOVA Capital
                          Corporation

       10.8+            Commitment Letter dated April 19, 1999 by and between
                          Silicon Laboratories and Imperial Bank

       10.9+            Security and Loan Agreement dated June 25, 1999 by and
                          between Silicon Laboratories Inc. and Imperial Bank

       10.10+           Letter of Credit Agreement dated July 30, 1999 by and
                          between Silicon Laboratories Inc. and Imperial Bank

       10.11+           Letter of Credit Agreement dated November 19, 1999 by and
                          between Silicon Laboratories Inc. and Imperial Bank

       10.12+           Commitment Letter dated December 9, 1999 by and between
                          Silicon Laboratories and Imperial Bank

       10.13+           First Amendment to Credit Terms and Conditions and
                          Attachment Thereto dated December 16, 1999 by and between
                          Silicon Laboratories Inc. and Imperial Bank

       10.14+           Promissory Note dated December 16, 1999 by and between
                          Silicon Laboratories and Imperial Bank

       10.15+           Promissory Note dated December 16, 1999 by and between
                          Silicon Laboratories and Imperial Bank

       10.16+           Preferred Stock Purchase Warrant dated November 20, 1997 by and between Silicon Laboratories and Imperial Bank

       10.17+           Preferred Stock Purchase Warrant dated September 4, 1998 by and between Silicon Laboratories and Imperial Bank

       10.18+           Volume Purchase Agreement dated June 1, 1998 by and between
                          Silicon Laboratories Inc. and PC-Tel, Inc.

       23.1             Consent of Ernst & Young LLP, Independent Auditors

       23.2             Consent of Brobeck, Phleger & Harrison LLP. Reference is
                          made to Exhibit 5.1

       24.1+            Power of Attorney (included in signature page with respect to William G. Bock)

       27.1+            Financial Data Schedule


------------------------

*   To be included by amendment.

+   Previously filed.

    (B) FINANCIAL STATEMENT SCHEDULES.

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated Financial Statements or the related Notes.

ITEM 17. UNDERTAKINGS.

    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation or our Bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on March 6, 2000.


                                                       SILICON LABORATORIES INC.

                                                       By:             /s/ NAVDEEP S. SOOCH
                                                            -----------------------------------------
                                                                         Navdeep S. Sooch
                                                               CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                                                                           OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       Chief Executive Officer and
                /s/ NAVDEEP S. SOOCH                     Chairman of the Board
     -------------------------------------------         (principal executive         March 6, 2000
                  Navdeep S. Sooch                       officer)

                                                       Vice President and Chief
                /s/ JOHN W. MCGOVERN*                    Financial Officer
     -------------------------------------------         (principal financial and     March 6, 2000
                  John W. McGovern                       accounting officer)

                /s/ JEFFREY W. SCOTT*
     -------------------------------------------       Vice President of              March 6, 2000
                  Jeffrey W. Scott                       Engineering and Director

                /s/ DAVID R. WELLAND*
     -------------------------------------------       Vice President of              March 6, 2000
                  David R. Welland                       Technology and Director

                /s/ WILLIAM P. WOOD*
     -------------------------------------------       Director                       March 6, 2000
                   William P. Wood

                 /s/ H. BERRY CASH*
     -------------------------------------------       Director                       March 6, 2000
                    H. Berry Cash


*By:                  /s/ NAVDEEP S. SOOCH
             --------------------------------------
                        Navdeep S. Sooch
                        ATTORNEY-IN-FACT

                               POWER OF ATTORNEY



    KNOW ALL PERSONS BY THESE PRESENTS, that the individual whose signature appears below constitutes and appoints Navdeep S. Sooch and John W. McGovern, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacity and on the date indicated:



                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                 /s/ WILLIAM G. BOCK
     -------------------------------------------       Director                       March 6, 2000
                   William G. Bock

                               INDEX TO EXHIBITS


        1.1*            Form of Underwriting Agreement by and among Silicon
                          Laboratories Inc. and the Underwriters
        3.1+            Form of Fourth Amended and Restated Certificate of
                          Incorporation of Silicon Laboratories Inc.
        3.2+            Form of Amended and Restated Bylaws of Silicon Laboratories
                          Inc.
        4.1*            Specimen certificate for shares of common stock
        5.1             Opinion of Brobeck, Phleger & Harrison LLP
       10.1+            Form of Indemnification Agreement between Silicon
                          Laboratories Inc. and each of its directors and executive
                          officers
       10.2+            Silicon Laboratories Inc. 2000 Stock Incentive Plan
       10.3+            Silicon Laboratories Inc. Employee Stock Purchase Plan
       10.4+            Amended and Restated Investors' Rights Agreement dated June
                          2, 1998 by and among Silicon Laboratories Inc. and certain holders of preferred stock or common stock
       10.5+            Lease Agreement dated June 26, 1998 by and between Silicon
                          Laboratories Inc. and S.W. Austin Office Building Ltd.
       10.6+            Lease Agreement dated October 27, 1999 by and between
                          Silicon Laboratories Inc. and Stratus 7000 West Joint
                          Venture
       10.7+            Master Loan and Security Agreement dated April 22, 1999 by and between Silicon Laboratories Inc. and FINOVA Capital
                          Corporation
       10.8+            Commitment Letter dated April 19, 1999 by and between
                          Silicon Laboratories and Imperial Bank
       10.9+            Security and Loan Agreement dated June 25, 1999 by and
                          between Silicon Laboratories Inc. and Imperial Bank
       10.10+           Letter of Credit Agreement dated July 30, 1999 by and
                          between Silicon Laboratories Inc. and Imperial Bank
       10.11+           Letter of Credit Agreement dated November 19, 1999 by and
                          between Silicon Laboratories Inc. and Imperial Bank
       10.12+           Commitment Letter dated December 9, 1999 by and between
                          Silicon Laboratories and Imperial Bank
       10.13+           First Amendment to Credit Terms and Conditions and
                          Attachment Thereto dated December 16, 1999 by and between
                          Silicon Laboratories Inc. and Imperial Bank
       10.14+           Promissory Note dated December 16, 1999 by and between
                          Silicon Laboratories and Imperial Bank
       10.15+           Promissory Note dated December 16, 1999 by and between
                          Silicon Laboratories and Imperial Bank
       10.16+           Preferred Stock Purchase Warrant dated November 20, 1997 by and between Silicon Laboratories and Imperial Bank
       10.17+           Preferred Stock Purchase Warrant dated September 4, 1998 by and between Silicon Laboratories and Imperial Bank
       10.18+           Volume Purchase Agreement dated June 1, 1998 by and between
                          Silicon Laboratories Inc. and PC-Tel, Inc.
       23.1             Consent of Ernst & Young LLP, Independent Auditors
       23.2             Consent of Brobeck, Phleger & Harrison LLP. Reference is
                          made to Exhibit 5.1
       24.1+            Power of Attorney (included in signature page with respect to William G. Bock)
       27.1+            Financial Data Schedule


------------------------

*   To be included by amendment.

+   Previously filed.